EXHIBIT 2.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

among

LENCO MOBILE INC.,

QLP ACQUISITION CORP.,

ILOOP MOBILE, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC, as

STOCKHOLDERS’ REPRESENTATIVE

Dated as of December 27, 2011

Exhibit A	Representation Statement
Exhibit B	Purchaser Representative Questionnaire
Exhibit C	Form of Company Counsel Legal Opinion
Exhibit D	Form of Parent Counsel Legal Opinion
Exhibit E	Certificate of Amendment
Exhibit F	Form of Confidentiality and Developments Assignment Agreement

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the “Agreement”), is made as of December 27, 2011, by and among LENCO MOBILE INC., a Delaware corporation (“Parent”), QLP ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), ILOOP MOBILE, INC., a Delaware corporation (the “Company”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the Stockholders’ Representative (as defined in Section 9.09 hereof).

W I T N E S S E T H

WHEREAS, this Agreement amends, restates and supersedes in its entirety the Agreement and Plan of Merger and Reorganization dated November 6, 2011, by and among Parent, Merger Sub, Company and the Stockholders’ Representative;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (ii) unanimously approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement, and (iii) determined to unanimously recommend that the Company Stockholders approve and adopt this Agreement and the Merger;

WHEREAS, the Boards of Directors of each of Parent and Merger Sub have (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent, Merger Sub and their respective stockholders and (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement;

WHEREAS, pursuant to the Merger, each outstanding share of common stock, $0.0001 par value, of the Company (the “Company Common Stock”) and Series A preferred stock, $0.0001 par value, of the Company (the “Company Preferred Stock” and together with the Company Common Stock, the “Company Stock”) shall be converted into the right to receive shares of Parent’s common stock, $0.001 par value, (the “Parent Common Stock”) and/or Series B1 Preferred Stock, $0.001 par value (the “Parent Series B1 Preferred Stock,” together with the Series B2 Preferred Stock, $0.001 par value (the “Parent Series B2 Preferred Stock”), the “Parent Preferred Stock,” and together with the Parent Common Stock, the “Parent Shares”), shares of common stock, $0.0001 par value, of iLoop’s wholly-owned subsidiary, SlingShop Inc. (“SlingShop,” and such shares, the “SlingShop Stock”) and/or, with respect to holders of 1,000 or fewer shares of Company Common Stock, cash, at the rate determined in this Agreement;

WHEREAS, a portion of the equity consideration otherwise payable by Parent in connection with the Merger shall be withheld by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in this Agreement;

WHEREAS, immediately following execution of this Agreement, the Company’s Board of Directors will seek approval of the Merger and this Agreement by each of the Company Stockholders listed on Schedule 1 hereto (the “Significant Stockholders”);

WHEREAS, the Significant Stockholders collectively have the power to vote 12,576,075 shares of Company Preferred Stock, which shares constitute the majority of the total voting power of the outstanding Company Preferred Stock, and 342,120 shares of Company Common Stock, which shares constitute, together with the Company Preferred Stock held by the Significant Stockholders, the majority of the total voting power of the outstanding Company Common Stock and Company Preferred Stock, voting together as a single class;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Company’s willingness to enter into this Agreement, each person listed on Schedule 2.07, the Parent and the Company is entering into an amendment to that certain Note Repayment Agreement (as defined in Section 2.07) dated as of November 6, 2011 among such person, the Parent and the Company; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 10.02 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company and the Stockholders’ Representative hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01   The Merger.  Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02   Effective Time; Closing.  As promptly as practicable following (and no later than 48 hours following) the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article VII (or such other date as may be agreed by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by (i) filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and (ii) making all other filings and recordings required under the DGCL.  The term “Effective Time” means the date and time of the filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger).  Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) will be held at the offices of Sheppard, Mullin, Richter & Hampton LLP, at 12275 El Camino Real, Suite 200, San Diego, California 92130 (or such other place as the parties may agree).  The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 1.03   Effect of the Merger.  At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.04   Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)           At the Effective Time, the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Section 1 of the amended and restated Certificate of Incorporation of the Surviving Corporation, instead of reading the same as Section 1 of the Certificate of Incorporation of Merger Sub, shall read as follows:  “The name of this corporation is iLoop Mobile, Inc.”

(b)           At the Effective Time, the Bylaws of the Company as the Surviving Corporation shall be amended to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to iLoop Mobile, Inc.

SECTION 1.05   Directors and Officers.  The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

SECTION 2.01   Merger Consideration.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i)           each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.01(a)(iii) and any Dissenting Shares (as defined in Section 2.06(a))) shall be converted into the right to receive the Per Share Common Consideration in the form of Parent Shares;

(ii)            each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Preferred Stock to be canceled pursuant to Section 2.01(a)(iii) and any Dissenting Shares) shall be converted into the right to receive the Per Share Preferred Consideration in the form of Parent Shares;

(iii)           each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iv)           each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.  The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of all the outstanding shares of capital stock of the Surviving Corporation.

(b)           As used in this Agreement, the following terms have the following meanings:

(i)             “Aggregate Merger Consideration” means the Common for Common Shares, the Common for Preferred Shares, the Preferred for Preferred Shares and the cash described in Section 2.01(b)(iv) below.

(ii)            “Fully Diluted Common Shares Amount” means a number of shares of Company Common Stock equal to the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(iii)           “Holdback Shares” means the number of Parent Shares (rounded up to the next whole number) equal to the product of (A) 0.10 and (B) the Aggregate Merger Consideration. The Holdback Shares shall be a combination of Parent Common Stock and Parent Series B1 Preferred Stock, in the same proportion as the number of shares of Parent Common Stock and Parent Series B1 Preferred Stock issued pursuant to this Agreement.

(iv)           “Per Share Common Consideration” means, with respect to each share of Company Common Stock, one share of Parent Common Stock (the “Common For Common Shares”); provided, however, that each holder of shares of Company Common Stock that owns 1,000 or fewer shares of Company Common Stock will receive cash in lieu of Common for Common Shares equal to $0.25 per share.  For the avoidance of doubt, any shares issued upon the exercise of Company Options after the execution of this Agreement but before the Effective Time will be counted as outstanding shares of Company Common Stock at the Effective Time for purposes of determining the number of Common for Common Shares.

(v)           “Per Share Preferred Consideration” means, with respect to each share of Company Preferred Stock,

(A) a number of shares of Parent Common Stock equal to (1) the Preferred for Note Shares, multiplied by (2) 150, divided by (2) 16,659,605;

                                           (B) a number of shares of Parent Series B1 Preferred Stock (the “Preferred For Preferred Shares”) equal to (1) 67,260,000 less (u) the Common For Common Shares, (v) the Common For Warrant Shares, (w) the Preferred For Note Shares multiplied by 150, (x) the Common For Preferred Shares, (y) one half of the Bonus Option Shares and (z) the Fee Warrant Shares, divided by (2) 400 multiplied by 16,659,605; and

(C) .3481475 shares of SlingShop Stock.

(c)           If, during the period between the date hereof and the Effective Time, any change in the capital stock of Parent or Company shall occur by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar event, the definitions in Section 2.01(b) shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares.

SECTION 2.02   Exchange of Certificates.

(a)           Exchange Procedures.  From and after the Effective Time, Continental Stock Transfer & Trust Company, Inc. shall act as exchange agent (the “Exchange Agent”) in effecting the exchange of the Parent Shares for certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (“Company Share Certificates”) and which were converted into the right to receive the Parent Shares and SlingShop Stock pursuant to Section 2.01.  As promptly as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of Company Share Certificates a letter of transmittal (the “Letter of Transmittal”) in a form approved by Parent and the Company and instructions for use in surrendering such Company Share Certificates and receiving the applicable Parent Shares and SlingShop Stock pursuant to Section 2.01.

Upon the surrender of each Company Share Certificate for cancellation to the Exchange Agent, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by Parent:

(i)            Parent shall cause to be issued to the holder of such Company Share Certificate in exchange therefor a separate stock certificate representing the Parent Shares to which such holder is entitled pursuant to Section 2.01 (less the Holdback Shares attributable to the pro rata interest of such holder in the Holdback Shares pursuant to Section 2.02(b)); and

(ii)            the Company shall cause to be issued to each such holder of a Company Share Certificate representing shares of Company Preferred Stock in exchange therefor, and upon execution by such holder of a stockholders’ agreement in the form provided by Company, a separate stock certificate representing the shares of SlingShop Stock to which such holder is entitled pursuant to Section 2.01; and

(iii)           the Company Share Certificates so surrendered shall forthwith be cancelled.

Until surrendered as contemplated by this Article II, each Company Share Certificate shall, subject to appraisal rights under the DGCL and Section 2.06, be deemed at any time after the Effective Time to represent only the right to receive upon surrender the applicable consideration with respect to the shares of Company Stock formerly represented thereby to which such holder is entitled pursuant to Section 2.01.

(b)           Holdback Fund.  Parent shall issue the Holdback Shares, as the same may be reduced to offset indemnity claims pursuant to Section 9.02, on the eighteen-month anniversary of the Closing Date.  In connection with such withholding of the Holdback Shares and as of the Effective Time, each Company Stockholder eligible to receive Parent Shares at the Closing pursuant to this Agreement will be deemed to have received and deposited with Parent each such holder’s pro rata interest in the Holdback Shares as determined as of the Closing by reference to the number of shares of Company Stock held by such holder immediately prior to Closing (on an as-converted to Company Common Stock basis), relative to the number of shares of Company Stock held by all Company Stockholders eligible to receive Parent Shares at the Closing, without any act of the Company Stockholders.  The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the withholding of the Holdback Shares by Parent, the right of Parent to offset indemnity claims against the Holdback Shares, and of all the arrangements relating thereto, including, without limitation, the appointment of the Stockholders’ Representative.

(c)           Distributions with Respect to Unexchanged Parent Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares comprising part of the Aggregate Merger Consideration and with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Share Certificate with respect to the Parent Shares represented thereby until the holder of such Company Share Certificate shall surrender such Company Share Certificate in accordance with this Section 2.02.

(d)           No Further Rights in Company Stock.  The shares of Parent Common Stock and Parent Series B1 Preferred Stock issued upon the conversion of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.

(e)           No Fractional Shares.  Notwithstanding any other provision of this Agreement, no fractional Parent Shares shall be issued upon the conversion and exchange of Company Share Certificates, and no holder of Company Share Certificates shall be entitled to receive a fractional Parent Share.  In the event that any holder of Company Stock would otherwise be entitled to receive a fractional Parent Share (after aggregating all Parent Shares and fractional Parent Shares issuable to such holder), then such holder will receive an aggregate number of Parent Shares rounded up or down to the nearest whole share (with 0.5 being rounded up).

(f)           No Liability.  Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash properly and legally delivered to a public official pursuant to any abandoned property, escheat or similar Law (as defined in Section 3.06(a)).

(g)           Withholding Rights.  Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, provincial, local or foreign Tax (as defined in Section 3.15(l)) Law.  To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding were made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

(h)           Lost Certificates.  If any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate, Parent shall, in exchange for such lost, stolen or destroyed Company Share Certificate, issue the applicable Parent Shares (and dividends or other distributions pursuant to Section 2.02(d)) and pay the applicable cash amount to which such person is entitled pursuant to the provisions of this Article II.

(i)           Return of Parent Shares.  Promptly following the end of the fifth full calendar month after the Effective Time, the Exchange Agent shall return to Parent all of the remaining Parent Shares and cash in the Exchange Agent’s possession and the Exchange Agent’s duties shall terminate.  Thereafter, upon the surrender of a Company Share Certificate to Parent, together with a properly executed Letter of Transmittal in a form reasonably acceptable to Parent, including the Representation Statement in substantially the form attached hereto as Exhibit A and, if the Representation Statement fails to indicate that such individual or entity qualifies as an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act, the Purchaser Representative Questionnaire in substantially the form attached hereto as Exhibit B,  and forms of stock power and such other documents as may reasonably be required by Parent, and subject to applicable abandoned property, escheat and similar Laws, the holder of such Company Share Certificate shall be entitled to receive in exchange therefor the applicable Parent Shares (and dividends or other distributions pursuant to Section 2.02(d)) and applicable cash amount, in each case without any interest thereon.

SECTION 2.03   Stock Transfer Books.  Commencing on the date hereof, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company other than as required to comply with the terms of this Agreement.  From and after the Effective Time, each holder of a Company Share Certificate shall cease to have any rights as a stockholder of the Company, except as otherwise provided in this Agreement or by Law.

SECTION 2.04   Company Stock Options; Company Warrants.

(a)           At the Effective Time, Parent shall assume all options to purchase shares of Common Stock issued by the Company pursuant to the Stock Plan (as defined in Section 3.04(b)) and outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether exercisable or unexercisable (each a “Company Option”), but in no event shall Parent assume options to purchase more than 4,031,405 shares of Company Common Stock (the number of Company Options so assumed, the “Option Shares”).  The Company’s repurchase right with respect to any unvested shares acquired by the exercise of Company Options shall be assigned to Parent by virtue of the Merger and without any further action on the part of the Company or the holder of such unvested shares.  Immediately after the Effective Time, each Company Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time, a number of shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to the unexercised portion of such Company Option.  The per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time.  The term, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all of the other terms of the Company Options shall otherwise remain unchanged.  It is the intention of the parties that each Company Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time.

(b)           Prior to the Effective Time, the holder of each warrant to acquire shares of Company Common Stock granted and outstanding immediately prior to the Effective Time, whether or not contingent or earned and whether exercisable or unexercisable (each a “Company Warrant”), shall have agreed in writing to forfeit such Company Warrant as of the Effective Time in exchange for a number of shares of Parent Common Stock equal to one-half (1/2) of the number of shares of Company Common Stock issuable upon exercise of such Company Warrant, assuming the satisfaction of all conditions of exercise (collectively, the “Common For Warrant Shares”).  At the Effective Time, each Company Warrant shall be cancelled and converted into the right to receive the Common For Warrant Shares exchangeable therefor.

SECTION 2.05   Securities Laws Issues.  Parent intends to issue the Parent Shares as provided in this Agreement pursuant to (a) a “private placement” exemption or exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D promulgated under the Securities Act and (b) an exemption from qualification under the laws of the State of California and other applicable state securities laws.  Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and applicable state securities laws in connection with the offering and issuance of the Parent Shares pursuant to this Agreement.  Such Parent Shares will be “restricted securities” under the Federal and state securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration.

SECTION 2.06   Dissenting Shares.

(a)           Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable portion of the Aggregate Merger Consideration or shares of SlingShop Stock.  Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL.  All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Aggregate Merger Consideration and shares of SlingShop Stock, without any interest thereon, upon the surrender, in the manner provided in Section 2.02 (including the provision for the Holdback Shares pursuant to Section 2.02(b)), of the corresponding Company Share Certificate.

(b)           The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 2.07   Debt Repayment.  Schedule 2.07 attached hereto includes a list of all outstanding indebtedness of the Company for borrowed money (“Company Funded Indebtedness”), including, with respect to each loan (each, a “Company Loan”): (i) the name of the lender to which the Company Loan will be repaid (each, a “Company Lender”) pursuant to this Section 2.07, (ii) the outstanding principal amount, (iii) interest accrued through the date hereof, and (iv) any additional amount owed to the Company Lender pursuant to the Company Loan, including, without limitation, any amount that will be owed to the Company Lender as a result of the Merger.  The amounts due to each Company Lender as of the Closing shall be set forth in the Final Conversion Schedule.  At the Closing, Parent shall cause each Company Loan listed as a “Repaid Company Loan” on Schedule 2.07 to be repaid in full to the applicable Company Lender pursuant to the terms and conditions of an agreement (each, as amended, a “Note Repayment Agreement”) among Parent, the Company and such Company Lender (such repayment to be made in the form of a new promissory note issued by Parent, shares of Parent Series B2 Preferred Stock (the “Preferred For Note Shares”), shares of Parent’s Series A Preferred Stock, $0.001 par value, cash, or any combination thereof, as set forth in the Final Conversion Schedule and the applicable Note Repayment Agreement).  At the Closing, each Company Loan listed as an “Assumed Company Loan” on Schedule 2.07 shall become an obligation of the Surviving Corporation.  The consummation of the Merger shall be a condition subsequent to Parent’s obligations pursuant to this Section 2.07.

SECTION 2.08   Compensation Obligations; Other Company Obligations.  Schedule 2.08 attached hereto includes a list of (i) the amount of all unpaid employee compensation and all “change in control” and other payments that will become due to employees at Closing (“Compensation Obligations”) as of the date hereof and (ii) the amount of all payments due to other service providers to the Company and all other monetary Liabilities of the Company (including Company Transaction Expenses and trade payables, but excluding indebtedness set forth on Schedule 2.07) (“Other Company Obligations”) as of the date hereof.  The Compensation Obligations and Other Company Obligations due as of the Closing shall be set forth in the Final Conversion Schedule.  As a condition to Closing, each employee owed a Compensation Obligation shall enter into an agreement (each, a “Retention Bonus Agreement”) with Parent and the Company (such repayment to be made in the form of a promise to pay, options to purchase Parent Common Stock (the “Bonus Option Shares”) or any combination thereof, as set forth in the Final Conversion Schedule and the applicable Retention Bonus Agreement).  The Other Company Obligations shall become obligations of the Surviving Corporation and/or be satisfied by the issuance to the applicable payee or obligee of a warrant to purchase Parent Common Stock (the “Fee Warrant Shares”), as set forth in the Final Conversion Schedule.  The consummation of the Merger shall be a condition subsequent to Parent’s obligations pursuant to this Section 2.08.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article III were true and correct as of November 6, 2011 and are true and correct as of the Effective Time (except for any such representation and warranty that expressly is made as of a specific date, which such representation and warranty shall be true and correct as of such date), subject to such qualifications as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”).  The Company Disclosure Schedule shall be arranged according to specific sections in this Article III and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article III and any other section hereof where it is reasonably apparent from the Company Disclosure Schedule, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure in such Section of the Company Disclosure Section is intended to apply to such other section of this Article III.

SECTION 3.01   Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below).  The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Section 3.01 of the Company Disclosure Schedule sets forth each jurisdiction where the Company is qualified or licensed as a foreign corporation and each other jurisdiction in which the Company owns, uses, licenses or leases real property or has employees or engages independent contractors.  The term “Company Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events, changes, violations, inaccuracies, circumstances or effects are inconsistent with the representations or warranties made by the Company and its Subsidiaries in this Agreement) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business or operations as conducted on the date hereof, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities or results of operations of the Company and the Subsidiaries taken as a whole, except for any such events, changes, violations, inaccuracies, circumstances or effects resulting from or arising in connection with (i) any changes in general economic or business conditions or the financial or securities markets generally that do not disproportionately impact the Company relative to other participants in Company’s industry, (ii) any changes or events affecting the industry in which the Company operates that do not disproportionately impact the Company relative to other participants in Company’s industry, (iii) changes in any applicable Law or U.S. GAAP (as defined in Section 3.08(a) below) or international accounting standards, (iv) changes caused by hostilities, acts of terrorism or war, or any material escalation of any such hostilities, acts of terrorism or war existing on the date hereof that do not disproportionately impact the Company relative to other participants in Company’s industry, or (v) the announcement of pendency of the Merger.  The Company is not subject to the California General Corporation Law pursuant to Section 2115 thereof.

SECTION 3.02   Certificate of Incorporation and Bylaws.  The Company has heretofore made available to Parent a complete and correct copy of (a) the Certificate of Incorporation and the Bylaws of the Company including all amendments thereto, (b) the minute books containing all consents, actions and meeting of the Company Stockholders and the Company’s Board of Directors and any committees thereof, and (c) the stock transfer books of the Company setting forth all issuances or transfers of any capital stock of the Company.  Such Certificate of Incorporation and Bylaws are in full force and effect.  The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.  The corporate minute books, stock certificate books, stock registers and other corporate records of the Company are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.

SECTION 3.03   Subsidiaries.

(a)           Section 3.03(a) of the Company Disclosure Schedule sets forth:  (i) the name of each corporation, partnership, limited liability company, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a “Subsidiary” and, collectively, the “Subsidiaries”); (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the name of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation and each other jurisdiction in which each Subsidiary owns, uses, licenses or leases real property or has employees or engages independent contractors.

(b)           Each Subsidiary is a corporation or other type of business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  Each Subsidiary is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each Subsidiary has all requisite power and authority to carry on its business as it is now being conducted and to own, lease and otherwise use the assets and properties owned and used by it.  The Company has delivered to the Parent complete and accurate copies of the charter, Bylaws or other organizational documents of each Subsidiary.  No Subsidiary is in default under or in violation of any provision of its charter, Bylaws or other organizational documents.  All of the issued and outstanding securities of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  All outstanding securities of each Subsidiary are held of record or owned beneficially by either the Company or another Subsidiary and are held or owned free and clear of any restriction on transfer (other than restrictions under federal or state securities laws), claim, security interest, option, warrant, right, lien, call, commitment, equity or demand.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any securities of any Subsidiary.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting, ownership or issuance of any securities of any Subsidiary.

(c)           The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in, or any direct or indirect ownership interest in, any corporation, partnership, limited liability company, joint venture, trust or other entity or business association which is not a Subsidiary.  There are no contractual or other obligations of the Company or any Subsidiary to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other person.

SECTION 3.04   Capitalization.

(a)           The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 20,000,000 shares of the Company Preferred Stock.  As of the date hereof, (i) 1,672,925 shares of the Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, and (ii) no shares of Company Common Stock are held in the treasury of the Company.  As of the date hereof, (i) 16,659,605 shares of the Company Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no shares of Company Preferred Stock are held in the treasury of the Company and (iii) no shares of Company Preferred Stock are reserved for future issuance.  The outstanding shares of Company Stock are owned as set forth in Section 3.04(a) of the Company Disclosure Schedule.

(b)           The Company has reserved 4,300,000 shares of Company Common Stock for issuance under the Company’s 2006 Stock Plan (the “Stock Plan”) of which options to purchase 4,031,405 shares of Company Stock are outstanding as of the date of this Agreement.  Section 3.04(b) of the Company Disclosure Schedule accurately sets forth with respect to each Company Option that is outstanding as of the date of this Agreement:  (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Stock that was originally subject to such Company Option; (iii) the number of shares of Company Stock that remain subject to such Company Option, (iv) the date on which such Company Option was granted and the term of such Company Option; (v) the vesting commencement date for such Company Option; (vi) the exercise price per share of Company Stock purchasable under such Company Option; (vii) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code; and (viii) the current employee or independent contractor status of the holder of such Company Option.  No Company Option will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement.  The Company has made available to Parent a true and complete copy of each Company Option.  Neither the consummation of transactions contemplated by this Agreement, nor any action taken or to be taken by Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting, whether or not contingent on the occurrence of any event after consummation of the Merger, in favor of any optionee under any Company Option; or (ii) any additional benefits for any optionee under any Company Option.

(c)            Except as described in Section 3.04(b) above or as set forth in Section 3.04(b) and 3.04(c) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any share of capital stock of, or other equity interest in, the Company.  All shares of Company Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  The holders of Company Options have been or will be given, or shall have properly waived, any required notice of the Merger prior to the Effective Time, and all such rights, if any, will terminate at or prior to the Effective Time.

(d)           The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(e)           All of the securities offered, sold or issued by the Company (i) have been offered, sold or issued in compliance with the requirements of the Federal securities laws and any applicable state securities or “blue sky” laws, (ii) are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission, and (iii) were offered, sold or issued in compliance with any and all preemptive rights, right of first refusals, right of first offers or rights of rescission applicable to such securities.

(f)           Except as set forth in the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company or any Subsidiary, other than unvested securities in the ordinary course upon termination of employment or consultancy.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any share of capital stock of, or other equity interest in, the Company.  There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party, or of which the Company is aware, that (i) relate to the voting, registration, or disposition of any securities of the Company, (ii) grant to any person or group of persons the right to elect, or designate or nominate for election, a director to the Board of Directors of the Company, or (iii) grant to any person or group of persons information rights.

(g)           An updated Section 3.04 of the Company Disclosure Schedule reflecting changes permitted by this Agreement in the capitalization of the Company between the date hereof and the Effective Time shall be delivered by the Company to Parent on the Closing Date.

SECTION 3.05   Authority Relative to This Agreement.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than the approval and adoption of this Agreement and the Merger by the Company Stockholders as described in Section 3.16 hereof and the filing and recordation of appropriate merger documents as required by the DGCL).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

(b)           Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted the Merger, this Agreement and the other agreements, documents and transactions contemplated hereby in accordance with the provisions of the DGCL and the Company’s charter documents, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their approval and adoption and (iv) resolved to recommend that the Company Stockholders vote in favor of the approval and adoption of this Agreement.

SECTION 3.06   No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company (including but not limited to the consummation of the Merger) will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or resolution of the Board of Directors or Company Stockholders or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate in any material respect any foreign or domestic (Federal, state, foreign, local or municipal) law, statute, ordinance, constitution, principle of common law, resolution, franchise, permit, concession, license, writ, decree code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or any Subsidiary, as the case may be, or to any of their respective assets, properties or businesses (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party (including but not limited to any Company Contract) or by which any property or asset of the Company or any Subsidiary is bound or affected.

(b)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company (including but not limited to the consummation of the Merger) will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority (a “Governmental Entity”), except (i) such filings and notifications as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) or applicable foreign antitrust laws to be made by Company, or by its “ultimate parent entity” as that term is defined in the HSR Act, in connection with the Merger and the expiration or early termination of applicable waiting periods under the HSR Act or applicable foreign antitrust laws, (ii) for the filing and recordation of the Certificate of Merger and other merger documents as required by the DGCL as provided in Section 1.02 of this Agreement and (iii) for such other consents, approvals, orders, permits, authorizations, registrations, notifications or filings, which if not obtained or made, would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 3.07   Permits; Compliance.

(a)           Each of the Company and each Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and each Subsidiary to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted (the “Company Permits”).  All Company Permits are set forth in Section 3.07 of the Company Disclosure Schedule, are in full force and effect in all material respects and will remain so after the Closing and no suspension or cancellation of any Company Permit is pending or, to the knowledge of the Company, threatened.  Neither the Company nor any Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Company Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit.  There is no proceeding which is pending or, to the knowledge of the Company, threatened that is reasonably likely to limit, suspend or revoke or impose any material penalty or liability with respect to any Company Permit.

(b)           Neither the Company nor any Subsidiary is in conflict with, or in default or violation of (i) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, or (iii) any Company Permit.

SECTION 3.08   Financial Statements; Undisclosed Liabilities; Indebtedness

(a)           Financial Statements.  True and complete copies of (i) the audited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 2009 and 2010, and the related audited statements of operations and changes in cash flows for the years then ended, together with all related notes and schedules thereto (collectively referred to herein as the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets of the Company and the Subsidiaries as of September 30, 2011, and the related unaudited statements of operations and changes in cash flows for the period then ended (collectively referred to herein as the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are attached as Section 3.08(a) of the Company Disclosure Schedule.  The Financial Statements were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated (except as permitted by U.S. GAAP) and each present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein, and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)           Indebtedness and Other Liabilities.  As of the date hereof, the Company has no indebtedness for borrowed money other than the Company Funded Indebtedness set forth in Schedule 2.07.  As of the date hereof, the Company has no unpaid employee compensation earned and owing, “change in control” or other payments that will become due to employees and other service providers to the Company at Closing or other Company Transaction Expenses or trade payables (excluding indebtedness set forth on Schedule 2.07) other than the Compensation Obligations and Other Company Obligations set forth in Schedule 2.08.

(c)           Undisclosed Liabilities.  Except as set forth in Section 3.08(c) of the Company Disclosure Schedule, the Company and its Subsidiaries do not have any Liabilities required by GAAP to be reflected or disclosed in the column designated as liabilities or in the footnotes to a balance sheet of such entity, other than Liabilities (i) recorded or reserved against on the unaudited balance sheet as of September 30, 2011 (the “Reference Balance Sheet”), (ii) incurred since December 31, 2010 in the ordinary course of the business, consistent with past practice; provided none of such Liabilities exceed, or are reasonably estimated to exceed, $10,000 individually, (iii) that constitute Company Transaction Expenses (as defined below), (iv) pursuant to Material Contracts (as defined in Section 3.12 below), and (v) that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.  Except as set forth in Section 3.08(c) of the Company Disclosure Schedule, reserves are reflected on the Reference Balance Sheet and on the books of account and other financial records of the Company against all Liabilities of the Company in amounts that have been established on a basis consistent with the past practice of the Company and in accordance with U.S. GAAP.  Except as set forth in Section 3.08(c) of the Company Disclosure Schedule, there are no outstanding warranty claims against the Company.  For purposes of this Section 3.08(c), “Company Transaction Expenses” means (x) all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation or effectuation of the terms and conditions of this Agreement, or the transactions contemplated, including any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection therewith and (y) any payments due to Company employees or consultants by virtue of the execution of the Merger Agreement or the consummation of the Merger.

SECTION 3.09   Absence of Certain Changes or Events.  Since December 30, 2010, except as contemplated by or as disclosed in this Agreement the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and, since such date, (a) there has not been any Company Material Adverse Effect and (b) the Company and its Subsidiaries have not taken or legally committed to take any of the actions specified in Sections 5.01(a) through 5.01(cc).

SECTION 3.10   Absence of Litigation.  There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any of Matthew Harris, Rick Ballard or Jim O’Brien in their capacity as officers or employees of the Company, or against or with respect to any property or asset owned or used by the Company or any Subsidiary or any person whose liability the Company or any Subsidiary has or may have assumed, either contractually or by operation of Law (a “Legal Proceeding”).  To the Company’s knowledge, as of the date of this Agreement no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis of the commencement of any Legal Proceeding.  As of the date of this Agreement, none of the Company or any Subsidiary, or to the Company’s knowledge, the officers or directors thereof in their capacity as such, or any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity.  Neither the Company nor any Subsidiary has any plans to initiate any Legal Proceeding against any third party.

SECTION 3.11   Employee Benefit Plans; Labor Matters.

(a)           Schedule 3.11(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, retiree medical, health, dental, vision, disability or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, and (ii) any employment agreements, offer letters, severance agreements or other contracts, arrangements or understandings between the Company or any Subsidiary and any employee of the Company or any Subsidiary including, without limitation, any contracts, arrangements or understandings relating to a sale of the Company (each, a “Plan,” and collectively, the “Plans”).  Neither the Company nor any Subsidiary has an express or implied commitment to (x) create, incur liability with respect to, or cause to exist any other employee benefit plan, program or arrangement, (y) enter into any contract or agreement to provide compensation or benefits to any individual or (z) modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b)           The Company has made available to Parent a true and complete copy of each Plan (or a written summary of any Plan that is not in writing) and a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) each prototype or mass submitter Plan’s adoption agreement, (ii) each funded or insured Plan’s trust agreement, insurance contract or other funding arrangement, as applicable, (iii) each funded Plan’s investment policy, (iv) for each Plan subject to ERISA, each summary plan description and summary of material modifications, (v) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan, (vi) for each Plan intended to qualify under Section 401(a) of the Code, the most recently received Internal Revenue Service opinion or determination letter, (vii) for each Plan intended to qualify under Section 401(k) of the Code, the most recent test reports demonstrating compliance with the minimum coverage requirements of Section 410(b) of the Code, the contribution limitations of Section 415 of the Code, the actual deferral percentage requirements of Section 401(k) of the Code, the actual contribution percentage requirements of Section 401(m) of the Code and the top-heavy plan requirements of Section 416 of the Code, (viii) the most recently prepared actuarial report and financial statement in connection with each such Plan, if applicable and if not included in such Plan’s annual report, (ix) in the case of each employee pension benefit plan (as defined in Section 3(2) of ERISA), the resolutions of the Company’s Board of Directors adopting the Plan, (x) each form of notice of grant or stock option agreement used to document Company Options.  and (xi) all material correspondence to or from any Governmental Entity with respect to the registration, maintenance or qualification of each Plan, as applicable, including, without limitation, any filings under the Internal Revenue Service’s Voluntary Correction Program or the United States Department of Labor’s Delinquent Filer Voluntary Compliance Program or Voluntary Fiduciary Correction Program.

(c)           Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, none of the Plans provide for the payment of separation, severance, termination or similar benefits to any person or obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a “change in ownership or control,” within the meaning of such term under Section 280G of the Code.  Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Plan, whether or not such payment is contingent, (ii) increase any benefits otherwise payable under any Plan or other arrangement, or (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Company Option, whether or not contingent.  No Plan provides, or reflects or represents any liability to provide, retiree health, disability, or life insurance coverage to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee or other person would be provided with retiree health, disability, or life insurance coverage after retirement or other termination of employment, except to the extent required by statute.

(d)           Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA and the Code.  Each of the Company and each Subsidiary has performed all material obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan.  No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and to the Company’s knowledge no fact or event exists that would give rise to any such action, claim or proceeding.  Neither the Company nor any person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of Section 414 of the Code (each, an “ERISA Affiliate”) is subject to any penalty or Tax with respect to any Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  Each Plan described in Section 3.11(a)(i) can be amended, terminated or otherwise discontinued at any time without material liability to Parent, the Company or any of their ERISA Affiliates (other than ordinary administration expenses).  No Plan is or was maintained or contributed to by the Company or any Subsidiary for the benefit of any officer, employee or director located outside of the United States, or is otherwise subject to the laws of any country (or political subdivision thereof) other than the United States.

(e)           Each Plan intended to qualify under Section 401(a) of the Code (i) has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each such Plan as to its qualified status under the Code and the exempt status of its accompanying trust under Section 501(a) of the Code, and to the Company’s knowledge no fact or event has occurred since the date of such letter from the Internal Revenue Service to adversely affect the qualified status of any such Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Plan.

(f)           Neither the Company nor any Subsidiary nor any ERISA Affiliate has ever maintained, sponsored, contributed to, had any obligation to contribute to, or had any liability (including “withdrawal liability” as defined in ERISA Section 4201) under or with respect to any: (i) “defined benefit plan” (as defined in Section 3(35) of ERISA); (ii) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Sections 412 or 430 of the Code; (iii) “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), or (iv) “multiple employer plan” within the meaning of Section 413(c) of the Code.

(g)           All contributions, premiums or payments required to be made or accrued with respect to any Plan have been made on or before their due dates, and all of the assets which have been set aside in a trust, escrow account or insurance company separate account to satisfy any obligations under any Plan are shown on the books and records of each such trust or account at their current fair market value as of the most recent valuation date for such trust or account, and the fair market value of all such assets as of each such valuation date equals or exceeds the present value of any obligation under any Plan.  All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and no fact or event exists which would give rise to any such challenge or disallowance.

(h)           Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, (i) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary or in the Company’s or any Subsidiary’s business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that would affect the Company or any Subsidiary; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of its employees, and neither the Company nor any Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past five years; (iii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract that would have, or would reasonably be expected to have, a Company Material Adverse Effect; (iv) the Company and each Subsidiary have not engaged in any unfair labor practice, and there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company or any Subsidiary that would have, or would reasonably be expected to have, a Company Material Adverse Effect; (v) the Company and each Subsidiary are in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, workers’ compensation and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) the Company and each Subsidiary has paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vii) there is no claim with respect to payment of wages, salary, overtime pay, workers compensation benefits or disability benefits that has been asserted or threatened against the Company or any Subsidiary or that is now pending before any Governmental Entity with respect to any person currently or formerly employed by the Company or any Subsidiary; (viii) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (ix) the Company and each Subsidiary are in compliance in all material respects with all Laws and regulations relating to occupational safety and health Laws and regulations, and there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company or any Subsidiary; (x) the Company and each Subsidiary are in compliance in all material respects with all Laws and regulations relating to discrimination in employment, and there is no charge of discrimination in employment or employment practices for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or, to the knowledge of the Company, threatened against the Company or any Subsidiary or that is now pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity; and (xi) each employee of the Company and each Subsidiary who is located in the United States and is not a United States citizen has all approvals, authorizations and papers necessary to work in the United States in accordance with applicable Law.

(i)            Section 3.11(i) of the Company Disclosure Schedule contains a true and complete list of (i) all individuals who serve as employees of or consultants to the Company and each Subsidiary as of the date hereof, (ii) in the case of such employees, the position, base compensation, location and principal place of employment, bonus or commission opportunity (if any) and accrued vacation pay or PTO as of September 30, 2011, applicable to each employee, and (iii) in the case of each such consultant, the consulting rate payable to such individual.

(j)            To the Company’s knowledge, no employee of or consultant to the Company or any Subsidiary has been injured in the workplace or in the course of his or her employment or consultancy, except for injuries which are covered by insurance or for which a claim has been made under worker’s compensation or similar Laws.

(k)            Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code complies in both form and operation with the requirements of Section 409A of the Code and the Treasury regulations and Internal Revenue Service guidance promulgated thereunder, and no amounts deferred under any such Plan is, or upon vesting will be, subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.  Neither the Company nor any ERISA Affiliate has any indemnity or gross-up obligation to any person for any Taxes or penalties imposed under Sections 4999 or 409A of the Code.  All “stock rights” (within the meaning of Treasury regulation Section 1.409A-1(b)(5)(i)) granted under the Stock Plan or any other Plan or agreement have been issued with exercise prices of not less than fair market value for purposes of Section 409A of the Code (and the guidance issued thereunder), and all requirements have been met in connection with all such issuances or any post-grant amendments or modifications, such that, the stock rights shall be exempt from Section 409A of the Code.

SECTION 3.12   Contracts.

(a)           Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts to which the Company or any Subsidiary is a party or a beneficiary (such Contracts the “Material Contracts”):

(i)             Contracts for the purchase or lease of materials, supplies, goods, services, equipment or other assets and that involves or could involve (A) aggregate annual payments by the Company or any Subsidiary in excess of $15,000 or (B) aggregate payments by the Company or any Subsidiary in excess of $15,000, other than Benefit Plans or in relation thereto;

(ii)            Contracts (A) for the sale by the Company or any Subsidiary of materials, supplies, goods, services, or other assets, and that involve a specified annual minimum dollar sales amount in excess of $15,000 or (B) pursuant to which the Company or any Subsidiary received payments in excess of $15,000 in the year ended December 31, 2010 or expects to receive payments in excess of $15,000 in the year ending December 31, 2011 or any year thereafter;

(iii)           Contracts, the performance of which will extend over a period of six (6) months or more;

(iv)           Contracts requiring the Company or any Subsidiary to purchase its total requirements of any product or service from a third party or that contain “take or pay” or other minimum purchase requirements provisions;

(v)            partnership, joint venture or similar Contracts;

(vi)           employment, severance, stay, bonus, termination, change in control, consulting or similar Contracts that cannot be terminated without liability to the Company;

(vii)          profit sharing, securities option, securities purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of the Company’s or any Subsidiary’s current or former directors, officers and employees other than employee offer letters which are terminable at will without liability to the Company, employee invention assignment and confidentiality agreements on the Company’s standard form and option grant and exercise agreements on the Company’s standard form;

(viii)        Contracts placing a lien or other encumbrance on any of the Company’s or any Subsidiary’s assets;

(ix)           Contracts for capital expenditures in excess of $10,000;

(x)            Contracts containing covenants not to compete, exclusivity or other covenants restricting or purporting to restrict the right of the Company, any Subsidiary or any Company or Subsidiary affiliate to engage in any line of business, acquire any property, develop or distribute any product, provide any service (including geographic restrictions) or to compete with any person, or granting any exclusive distribution rights, in any market, field or territory;

(xi)           Collective bargaining agreements or union contracts or any other Contract, memorandum of understanding, or similar understanding or Contract with a union or other representative of employees;

(xii)          Contracts with any equity holder of the Company or of any Subsidiary, or any Affiliate or family member of any such person other than option grant and exercise agreements on the Company’s standard form;

(xiii)         Contracts between the Company or any Subsidiary on the one hand, and any Affiliate of the Company or any Subsidiary on the other;

(xiv)         broker, franchise, marketing, advertising, management, service, distributor, dealer, manufacturer’s representative, sales agency, consulting or other similar type of Contract;

(xv)          notes, debentures, bonds, equipment trusts, letters of credit, loans or other Contracts for or evidencing indebtedness for borrowed money or the lending of money;

(xvi)         Contracts (including keepwell agreements) under which (A) any person has directly or indirectly guaranteed indebtedness for borrowed money or Liabilities of the Company or any Subsidiary or (B) the Company or any Subsidiary has directly or indirectly guaranteed indebtedness for borrowed money or Liabilities of any person;

(xvii)        Contracts under which the Company or any Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person;

(xviii)       Contracts providing for indemnification of any person with respect to Liabilities relating to infringement of third party intellectual property rights or with respect to any other matter;

(xix)          Contracts under which there is a continuing obligation to pay any “earn out” payment or deferred or contingent purchase price or any similar payment respecting the purchase of any business or assets;

(xx)           powers of attorney or similar instruments; or

(xxi)          Contracts that are otherwise material to the Company or any Subsidiary or were entered into outside the ordinary course of business and not previously disclosed pursuant to this Section 3.12.

The Material Contracts, together with the Real Property Leases and Policies, are collectively referred to herein as the “Company Contracts”.  The Company has delivered complete and accurate copies of each Company Contract (including all amendments, modifications, extensions and renewals thereof and related notices and agreements thereto) to the Parent.

(b)           Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, (i) each Company Contract is in full force and effect and valid and enforceable in accordance with its terms, (ii) the Company and each Subsidiary that is a party thereto has complied with and is in compliance with, and to the knowledge of the Company, all other parties thereto have complied with and are in compliance with, the material provisions of each Company Contract, (iii) neither the Company nor any Subsidiary is, and to the knowledge of the Company, no other party thereto is, in material default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Company Contract, and neither the Company nor any Subsidiary has given or received notice to or from any person relating to any such alleged or potential default that has not been cured, and (iv) to the knowledge of the Company, no event has occurred which with or without the giving of notice or lapse of time, or both, could violate, breach, conflict with or constitute a default, an event of default, or an event creating any material additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination, or cancellation), impose additional material obligations or result in a loss of any rights, or require a consent or the delivery of notice, under any Company Contract.

SECTION 3.13   Environmental Matters.

(a)           The Company and each Subsidiary (i) is in compliance in all material respects with all applicable Environmental Laws (as defined below), (ii) holds all Environmental Permits (as defined below) necessary to conduct the Company’s or each Subsidiary’s business and (iii) is in compliance in all material respects with their respective Environmental Permits.

(b)           Neither the Company nor any Subsidiary has released and, to the knowledge of the Company no other person has released Hazardous Materials (as defined below) on any real property owned or leased by the Company or any Subsidiary or, during their ownership or occupancy of such property, on any property formerly owned or leased by the Company or any Subsidiary.  To the knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans with respect to the Company or any Subsidiary or their respective properties which could prevent compliance with, or which have given rise to or will give rise to liability under, any Environmental Laws.

(c)           Neither the Company nor any Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA (as defined below) or any similar Law of any state, locality or any other jurisdiction.  Neither the Company nor any Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

(d)           None of the real property currently or formerly owned or leased by the Company or any Subsidiary is listed or, to the knowledge of the Company, proposed to be listed on the “National Priorities List” under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

For purposes of this Agreement:

“CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Environmental Laws” means any Federal, state or local statute, law, ordinance, regulation, rule, code or order of the United States, or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Hazardous Materials” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

SECTION 3.14   Intellectual Property.

(a)           Section 3.14(a)(i) of the Company Disclosure Schedule contains a complete and accurate list of all Registered Intellectual Property (including the owner; inventor (if applicable); application, registration, Patent or other identifying number under which such right is identified; application or registration/issue date; goods/services classes and description (if applicable)and jurisdiction).  Except as set forth on Section 3.14(a)(ii) of the Company Disclosure Schedule, the Company exclusively owns all right, title, and interest in and to the Owned Intellectual Property, free and clear of all Liens.

(b)           With respect to any of the Registered Intellectual Property owned by the Company, the Company: (i) has timely satisfied all deadlines for prosecuting any applications or maintaining any registrations or Patents (including timely payment of any maintenance, renewal or related fees) with the relevant Governmental Entity, including those arising up to and including the date after the Closing Date; (ii) is listed as the record title owner in the records of the relevant Governmental Entity for such Intellectual Property; and (iii) has taken all other actions with any Governmental Entity required to maintain its validity and effectiveness.  To the knowledge of the Company, all Registered Intellectual Property is valid, enforceable and subsisting (except with respect to applications).  To the knowledge of the Company, the Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Registered Intellectual Property.

(c)           Section 3.14(c) of the Company Disclosure Schedule identifies all Licensed Intellectual Property licensed to the Company and the relevant license (except for “shrink-wrap” and similar commercially available end-user licenses, each of which has incurred license fees of less than $35,000).

(d)           Section 3.14(d) of the Company Disclosure Schedule: (i) lists all licenses, sublicenses, and other agreements pursuant to which the Company authorizes a third party to use, practice any rights under, co-exist with, or grant sublicenses with respect to any Exclusive Intellectual Property (including on such list, whether such license is exclusive or non-exclusive).

(e)           The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary for the operation of the Company’s businesses as they are currently conducted.  The Company Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use (as applicable) on substantially identical terms and conditions immediately after Closing.

(f)           The operation of the Company’ businesses as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property or other rights or assets of any person.

(g)           To the knowledge of the Company, no person has infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property.  No Action has been instituted relating to any Owned Intellectual Property, or, to the knowledge of the Company, threatened relating to any Owned Intellectual Property.  Except as set forth on Section 3.14(g) of the Company Disclosure Schedule, the Company has not received any written opinion of counsel that the operation of the business of the Company as currently conducted infringes or misappropriates, or would infringe or misappropriate, the Intellectual Property rights of any other person.

(h)            None of the Owned Intellectual Property, or Licensed Intellectual Property that is exclusively licensed to the Company, is subject to any outstanding Order.

(i)            Except as set forth on Section 3.14(i) of the Company Disclosure Schedule, the Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

(j)             None of the Owned Intellectual Property has been or is now involved in any interference, reissue, reexamination, cancellation or opposition proceeding in the United States Patent and Trademark Office or any other Governmental Entity and, to the knowledge of the Company, no such Action has been threatened and no circumstances exist which could reasonably be expected to give rise to such a threat.

(k)            Except as set forth on Section 3.14(k) of the Company Disclosure Schedule, (i) all current and former employees, consultants, and contractors of the Company have executed and delivered and, to the knowledge of the Company, are in compliance with, enforceable written agreements under which they have (A) agreed to maintain the confidentiality of the confidential Know-How of the Company and (B) assigned to the Company all Company Intellectual Property conceived or developed by such employees, consultants, or contractors (except, to the extent applicable, non-assignable moral rights) and, where applicable, acknowledged that works to which they contributed were “works made for hire” or in any event assigned to Company and (ii) no affiliate or current or former partner, director, equity holder, member, officer, employee, consultant or contractor of the Company will, after giving effect to the Merger, own or retain any rights to use any of the Company Intellectual Property in the conduct of their business.

(l)             The Company has taken commercially reasonable steps to protect and maintain the proprietary nature of each item of Owned Intellectual Property and the confidentiality of the confidential Know-How of the Company.  Without limiting the foregoing, any disclosure by the Company to any other person of confidential Know-How owned by the Company has been pursuant to the terms of a binding written confidentiality agreement between the Company and such other person.

(m)           No funding, facilities, or personnel of any Governmental Entity or educational institution, were used, directly or indirectly, to develop or create, in whole or in part, any of the Owned Intellectual Property, or any Licensed Intellectual Property exclusively licensed to the Company.

(n)           The Company has not made any submission or suggestion to, and is not subject to any Contract with, any standards bodies or other similar entities that would obligate it to grant licenses to or otherwise impair its control of Owned Intellectual Property.

(o)           The Software and other information technology used to operate the business of the Company (i) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity; (ii) have appropriate security, back ups, disaster recovery arrangements, and hardware and software support and maintenance reasonably calculated to minimize the risk of material error, breakdown, failure, or security breach occurring; (iii) are tested by the Company, using industry standard procedures, for viruses, Trojan horses and other malicious code and (iv) have not suffered any material error, breakdown, failure, or security breach in the last twenty-four months that has caused material disruption or damage to the operation of the business of the Company or that was potentially reportable to any Governmental Entity or that would require Company to provide notice to consumers of such security breach under applicable law.

(p)           Section 3.14(p) of the Company Disclosure Schedules identifies: (i) any Contracts pursuant to which the Company licensed or otherwise provided to any person any source code of Software (excluding Open Source Software) that constitutes Licensed Intellectual Property, or Owned Intellectual Property that is licensed to third parties; and (ii) any escrow arrangements regarding the source code of Software that constitutes Licensed Intellectual Property, or Owned Intellectual Property that is licensed to third parties.

(q)           Section 3.14(q) the Company Disclosure Schedule identifies all Open Source Software that is contained in, or distributed with, Company Software that the Company distributes to, has distributed to, or otherwise makes available for use by, any third party (excepting such Open Source Software itself, as unmodified by Company, “Company Products”), or from which any Company Product has been derived, or which has been distributed or made available to any third party by the Company.

(r)            Except as set forth on Section 3.14(r) of the Company Disclosure Schedule, the Company’s use of any Open Source Software has not created any obligations for the Company with respect to any Company Product which involve the grant to any third party of any rights or immunities under Exclusive Intellectual Property (including, but not limited to, by any use, modification or and/or distribution of any Open Source Software that requires, as a condition of such use, modification and/or distribution that any Company Product incorporated into, derived from or distributed with such Open Source Software be (i) disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge).

(s)           For purposes of this Agreement, this Agreement, the following terms have the following meanings:

(i)           “Action” means any action, suit or proceeding, claim (including, without limitation, any demand, written assertion of rights or cease and desist notification), complaint, arbitration, mediation, litigation, governmental inquiry, prosecution, administrative proceeding or other investigation.

(ii)           “Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

(iii)          “Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any invoice, sales order or purchase order.

(iv)          “Exclusive Intellectual Property” means, collectively, the Owned Intellectual Property and any Licensed Intellectual Property that is exclusively licensed to the Company.

(v)           “Open Source Software” means any Software that is distributed or made available as free software, open source software or under similar licensing or distribution models, including software licensed or distributed under any licenses or distribution models similar to GNU’s General Public License or Lesser/Library General Public License or any other open source license listed by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical.

(vi)          “Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity or arbitrator.

(vii)         “Intellectual Property” means all (a) patents (including utility and design patents), patent applications, Patent Cooperation Treaty filings, patent disclosures and all related extensions, continuations, continuations-in-part, divisions, reissues, and reexaminations, utility models, certificates of invention and design patents, and all extensions thereto (“Patents”), (b) trademarks, service marks, trade dress, brand names, certification marks, logos, slogans, rights in designs, industrial designs, corporate names, trade names, business names, geographic indications and other designations of source, origin, sponsorship, endorsement or certification, together with the goodwill associated with any of the foregoing, in each case whether registered or unregistered, and all applications and registrations therefor (“Trademarks”), (c) domain names, URLs and any other addresses for use on the Internet, mobile devices or any other computer network or communication system (“Domain Names”), (d) copyrights and registrations and applications therefor, together with all renewals, extensions, translations, adaptations, derivations and combinations therefor, works of authorship, publications, documentation, website content, rights in fonts and typefaces, and database rights (“Copyrights”), (e) “look and feel” of websites, rights of publicity, rights of privacy, royal warrants and moral rights, (f) know-how, trade secrets, confidential and proprietary information, concepts, ideas, knowledge, rights in research and development, financial, marketing and business data, pricing and cost information, plans (including business and marketing plans), algorithms, formulae, inventions, processes, techniques, technical data, designs, drawings (including engineering and auto-cad drawings), specifications, databases, blue prints, and customer and supplier lists and information, in each case whether or not known to the public, whether patentable or not and whether or not reduced to practice (“Know-How”), (g) any rights in computer programs, proprietary software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, operating systems, design documents, website code and specifications, flow-charts, user manuals and training materials relating thereto and any translations thereof (“Software”), and (h) other intellectual property or similar corresponding or equivalent right to any of the foregoing or other proprietary or Contract right relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions), in each case whether or not the same are in existence as of the date of this Agreement or developed after such date and in any jurisdiction throughout the world.

(viii)         “Licensed Intellectual Property” means all Intellectual Property that any person other than the Company owns and that the Company licenses for use in the operation of its business, whether or not currently used by the Company.

(ix)            “Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company.

(x)             “Registered Intellectual Property” means all Owned Intellectual Property, or Licensed Intellectual Property that is exclusively licensed to the Company, that is subject to registrations, applications for registration, or other filings with or issuances by any Governmental Entity or any other person, including, without limitation, any Registrar or Registry of Domain Names.

SECTION 3.15   Taxes.

(a)           All material Tax (as defined below) returns, statements, reports, declarations and other forms and documents required to be filed with any Tax Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of the Company or any Subsidiary (collectively, “Tax Returns” and individually, a “Tax Return”), have been or will be completed and filed when due (including any extensions of such due date).  All such Tax Returns are true, complete and correct and were prepared in substantial compliance with all Applicable Laws.  Company and each Subsidiary has paid all Taxes that have or may have become due for all periods covered by such Tax Returns or that will have become due as of Closing, except such Taxes, if any, with respect to which a reserve has been established on the Reference Balance Sheet. The Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through the date of the Reference Balance Sheet and neither the Company nor any Subsidiary has, nor will, incur any material Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of U.S. GAAP and for Tax purposes) on the Reference Balance Sheet included in the Financial Statements with respect to such periods, and (ii) properly accrues in accordance with U.S. GAAP all liabilities for material Taxes payable after the date of the Reference Balance Sheet, with respect to all transactions and events occurring on or prior to such date.  All information set forth in the notes to the Financial Statements relating to Tax matters is true, complete and accurate in all material respects.  Neither the Company nor any Subsidiary has incurred any material Tax liability since the date of the Reference Balance Sheet other than in the ordinary course of business and the Company and each Subsidiary has made adequate provisions for all material Taxes since that date in accordance with U.S. GAAP on at least a quarterly basis.

(b)           The Company and each Subsidiary has delivered or made available to Parent copies of all of its Tax Returns filed since January 1, 2007.  Schedule 3.15(b) sets forth each state, county, local municipal, domestic or foreign jurisdiction or Governmental Authority the Company and each Subsidiary (i) files, or is or has been required to file, a Tax Return, or (ii) is required to register for any Tax purpose. No claim has ever been made by a Governmental Authority in a jurisdiction where Company or any Subsidiary does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

(c)           There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Subsidiary.

(d)           Schedule 3.15(d) contains a complete list of all audits, examinations and investigations with respect to Taxes or Tax Returns of the Company and each Subsidiary that have been audited or currently are under audit and a complete description of any and all deficiencies or other amounts that were paid or are currently being contested.  All such deficiencies or other amounts proposed as a result of such audits have been paid, reserved against, or settled without further liability (or are being contested in good faith by appropriate proceedings as described in Schedule 3.15(d)).  Except as provided in Schedule 3.15(d), there is no dispute or claim concerning any Taxes of the Company or any Subsidiary either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which the Company or any Subsidiary has knowledge.  Except as described in Schedule 3.15(d), neither the Company nor any Subsidiary has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the assessment or payment of Taxes.

(e)           The Company and each Subsidiary has complied in all material respects with all provisions of Tax law relating to withholding, payment and remittance of Taxes and information reporting with respect thereto, and has, within the time and in the manner prescribed by Tax law, paid over to the proper Governmental Authorities all amounts required.

(f)           Neither the Company nor any Subsidiary or any predecessor of the Company or any Subsidiary has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code of which the Company or any predecessor of the Company was not the ultimate parent corporation.  Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any Subsidiary have any liability or potential liability to another party under such agreement.  Neither the Company nor any Subsidiary has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  The Company has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 or Section 361 of the Code or any corresponding provision of state Law.

(g)           None of the assets of the Company or any Subsidiary is property that the Company or Subsidiary is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code.  None of the assets of the Company or any Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.  None of the assets of the Company or any Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code.  Neither the Company nor any Subsidiary has ever elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of Federal or state Law.

(h)           Neither the Company nor any Subsidiary is, nor has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)           Company and each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  Neither the Company nor any Subsidiary has ever been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(j)           Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting, other than by reason of the transactions contemplated herein, for Tax purposes for a taxable period ending on or prior to the Closing Date (including, without limitation, by reason of Section 481 or 263A of the Code); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Section 1502 of the Code and the Regulations thereunder (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(k)           There is no agreement, contract or arrangement to which the Company or any Subsidiary is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Code Sections 280G (as determined without regard to Section 280G(b)(4)), 162, or 404.   No amount paid or payable by the Company in connection with the transactions contemplated by this Agreement, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Code Sections 280G or 4999.  Section 3.15(k) of the Company Disclosure Letter lists each person who the Company has determined is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Code Section 280G and the regulations promulgated thereunder).

(l)           For purposes of this Agreement, the following terms have the following meanings:  “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.  As used in this Section 3.15, the term “Company” means the Company and any entity included in, or required under U.S. GAAP to be included in, any of the Financial Statements.

SECTION 3.16   Vote Required.  The only votes of the holders of any classes or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement are the affirmative vote of the holders of a majority of the outstanding shares of (i) Company Stock (voting together as a single class and on an as-converted basis) and (ii) Company Preferred Stock (voting separately as a class) (the “Company Stockholder Approval”).

SECTION 3.17   Assets; Absence of Liens and Encumbrances.  Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company and each Subsidiary own, lease or have the legal right to use all of the assets, properties and rights of every kind, nature, character and description, including, without limitation, real property and personal property (other than Intellectual Property, which is covered by Section 3.14 hereof), used or intended to be used in the conduct of the business of the Company or such Subsidiary or otherwise owned or leased by the Company or such Subsidiary (all such properties, assets and contract rights being the “Assets”).  The Company and each Subsidiary have good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all mortgages, liens, pledges, charges, claims, defects of title, restrictions, infringements, security interests or encumbrances of any kind or character (“Liens”) except for (x) Liens for current Taxes not yet due and payable, and (y) Liens that have arisen in the ordinary course of business that are not material in amount, and that do not, individually or in the aggregate, materially detract from the value, or materially interfere with the present or contemplated use, of the Assets subject thereto or affected thereby (“Permitted Liens”).  The equipment of the Company and the Subsidiaries used in the operations of their business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.

SECTION 3.18   Real Property.  The Company and the Subsidiaries do not own, and have not previously owned, any real property.  Section 3.18 of the Company Disclosure Schedule sets forth a list of all real property and the buildings, structures and improvements thereon currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto (such leases, licenses, subleases and other occupancy rights, together with all amendments thereto, the “Real Property Leases”), and, with respect to any current lease, license, sublease or other occupancy right, the size of the premises, and the aggregate annual rental payable thereunder.  The Leased Real Property is sufficient for the conduct of the business conducted by the Company and the Subsidiaries as it is now being conducted.  The Company and the Subsidiaries have the right under the Real Property Leases to occupy and use all Leased Real Property.  Neither the whole nor any portion of the Leased Real Property has been condemned, requisitioned or otherwise taken by any Governmental Entity, and neither the Company nor any Subsidiary has received any notice that any such condemnation, requisition or taking is threatened, which condemnation, requisition or taking would preclude or materially impair the current use thereof.

SECTION 3.19   Certain Interests.

(a)           No holder of greater than 5% of the voting power of the Company or its affiliates or any officer or director of the Company or any Subsidiary and, to the knowledge of the Company, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or director:

(i)           has any direct or indirect financial interest in any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer of the Company or any Subsidiary; provided, however, that the ownership of securities representing no more than 1% of the outstanding voting power of any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the person owning such securities has no other connection or relationship with such creditor, competitor, supplier manufacturer, agent, representative, distributor or customer;

(ii)           owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company or any Subsidiary uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company);

(iii)           has any claim or cause of action against the Company or any Subsidiary; or

(iv)           has outstanding any indebtedness to the Company or any Subsidiary.

(b)           Except for the payment of employee and independent director compensation in the ordinary course of business, consistent with past practice, neither the Company nor any Subsidiary has any liability or any other obligation of any nature whatsoever to any Company Stockholder or any affiliate thereof or to any employee, officer or director of the Company or any Subsidiary or, to the knowledge of the Company, to any immediate relative or spouse (or immediate relative of such spouse) of any such employee, officer or director.

SECTION 3.20   Insurance Policies.  Section 3.20 of the Company Disclosure Schedule sets forth (i) a true and complete list of all insurance policies to which the Company or any Subsidiary is a party or is a beneficiary or named insured as of the date hereof (collectively, the “Policies”) and (ii) any claims made thereunder or made under any other insurance policy within the past three years.  True and complete copies of all such policies have been provided to Parent.  All premiums due on such policies have been paid, and the Company and each Subsidiary is otherwise in compliance with the terms of such policies.  Neither the Company nor any Subsidiary has failed to give any notice or present any claim under any such policy in a timely fashion, except where such failure would not prejudice the Company’s or any Subsidiary’s ability to make a claim and obtain recovery in connection therewith.  Such insurance to the date hereof has been maintained in full force and effect and not been canceled or changed, except to extend the maturity dates thereof.  Since December 31, 2008, neither the Company nor any Subsidiary has received any notice or other communication regarding any actual or possible (i) cancellation or threatened termination of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

SECTION 3.21   Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any Subsidiary or to which the Company or any Subsidiary is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the conduct of business by the Company or any Subsidiary as currently conducted or as proposed to be conducted other than any as may be entered into after the date hereof in connection with any investigation of the Merger by a Government Entity under applicable antitrust Laws that has been approved by Parent.

SECTION 3.22   Brokers.  Except for Headwaters MB (“Advisor”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary.  The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Advisor pursuant to which such advisor would be entitled to any payment in relation to the Merger or the transactions contemplated by this Agreement.

SECTION 3.23   State Takeover Statutes.  The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL will not apply to the Merger and the other transactions contemplated by this Agreement.  No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Certificate of Incorporation or Bylaws is, or at the Effective Time will be, applicable to the Company, the shares of Company Stock, the Merger or the other transactions contemplated by this Agreement.

SECTION 3.24   Customers and Suppliers.  Section 3.24 of the Company Disclosure Schedule contains a complete list of the top fifteen (15) customers of the Company measured by revenue during the fiscal year ended December 31, 2010.  Neither the Company nor any Subsidiary has (i) breached any agreement with or (ii) engaged in any fraudulent conduct with respect to, any customer or supplier of the Company or any Subsidiary.  Within the twelve (12) months prior to the date hereof (a) no supplier of the Company or any Subsidiary has canceled any Contract or order for provisions of, and to the Company’s knowledge there has been no threat by any such supplier to cancel any Contract or order or not to provide, products, supplies or services (including utilities) to the Company or any Subsidiary in the future; and (b) no customer of the Company or any Subsidiary has canceled or terminated any contract or order for goods and services, and to the Company’s knowledge there has been no threat by any customer to cancel or terminate any contract or order for or not to purchase goods or services of the Company or any Subsidiary in the future.

SECTION 3.25   Bank Accounts.  Section 3.25 of the Company Disclosure Schedule describes each account maintained by or for the benefit of the Company or any Subsidiary at any bank or other financial institution.

SECTION 3.26   Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

SECTION 3.27   Books and Records.  The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company’s or each Subsidiary’s equity holders Board of Directors (or similar governing body) or any committee thereof and of all written consents executed in lieu of the holder of any such meeting.  The books and records of the Company and each Subsidiary and complete and correct in all material respects, and accurately reflect in all material respects the activities of the Company and each such Subsidiary and the assets, liabilities, business, financial condition and results of operations of the Company and the Subsidiaries, and have been maintained in accordance with good business and bookkeeping practices.

SECTION 3.28   Foreign Corrupt Practices Act.  None of the Company or any of the Subsidiaries, or any of the Company’s or any Subsidiary’s affiliates has, nor have any of their respective Representatives, directly or indirectly, paid or delivered any payment, whether in money, property, goods, services or otherwise, to any Governmental Entity in the United States or any other country which is in any matter related to the business, assets or operations of the Company or any Subsidiary which is illegal under any applicable Laws.  Without limiting the generality of the foregoing, neither the Company, any of its Subsidiaries, or any of the Company’s or Subsidiary’s Representatives, while acting on behalf of the Company or any Subsidiary:  (i) violated the Foreign Corrupt Practices Act, 15 U.S.C. §78dd-1 et seq., or any other similar applicable Law; (ii) made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of improperly influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or improperly inducing a foreign official to use their influence to affect a governmental decision; (iii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts; (iv) violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law, anti-boycott regulations, anti-terrorism law, embargo regulations or other applicable Law; or (v) participated in, or cooperated with, an “International Boycott” as set forth in Section 999(b)(3) of the Code.

SECTION 3.29   No Misstatements.  To the Company’s knowledge, no representation or warranty made by the Company or any Subsidiary in this Agreement, the Company Disclosure Schedule or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

SECTION 3.30   Information Statement. The information supplied by the Company for inclusion in the information statement to be sent to the Company Stockholders to consider the Merger (such information statement as amended or supplemented is referred to herein as the “Information Statement”), will not on the date the Information Statement is first mailed to the Company Stockholders, or at the Effective Time, contain any statement that at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the consent solicitation that has become false or misleading.  If at any time prior to the Effective Time any event relating to the Company should be discovered by the Company that should be set forth in an amendment or a supplement to the Information Statement, the Company shall promptly inform Parent and Merger Sub.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Article IV were true and correct as of November 6, 2011 and are true and correct as of the Effective Time (except for any such representation and warranty that expressly is made as of a specific date, which such representation and warranty shall be true and correct as of such date), subject to such qualifications as set forth in (i) the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) and (ii) the Parent SEC Reports (as defined in Section 4.05).  The Parent Disclosure Schedule shall be arranged according to specific sections in this Article IV and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article IV and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

SECTION 4.01   Organization and Qualification.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below).  The term “Parent Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events, changes, violations, inaccuracies, circumstances or effects are inconsistent with the representations or warranties made by the Parent and Merger Sub in this Agreement) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, operations as conducted on the date hereof, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities or results of operations of the Parent, except for any such events, changes, violations, inaccuracies, circumstances or effects resulting from or arising in connection with (i) any changes in general economic or business conditions or the financial or securities markets generally that do not disproportionately impact Parent relative to other participants in Parent’s industry, (ii) any changes or events affecting the industry in which Parent operates that do not disproportionately impact Parent relative to other participants in Parent’s industry, (iii) changes in any applicable Law or U.S. GAAP or international accounting standards, (iv) changes caused by hostilities, acts of terrorism or war, or any material escalation of any such hostilities, acts of terrorism or war existing on the date hereof that do not disproportionately impact the Parent relative to other participants in Parent’s industry; or (v) the announcement of pendency of the Merger.

(a)           Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

SECTION 4.02   Authority Relative to This Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement.  The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub or either of their stockholders are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL).  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

SECTION 4.03   No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent and Merger Sub, as amended to date, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

(b)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.02, (ii) the filing of a registration statement on Form S-8 with the SEC after the Closing Date covering the shares of Parent Common Stock issuable pursuant to Section 6.11 hereof, (iii) such filings and notifications as may be required to be made by Parent in connection with the Merger under the HSR Act or applicable foreign antitrust laws and the expiration or early termination of applicable waiting periods under the HSR Act or applicable foreign antitrust laws, (iv) such consents, authorizations, filings, approvals, notices and registrations as may be required under state securities laws in connection with the offer and sale of Parent Common Stock pursuant to this Agreement, and (v) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

SECTION 4.04   Interim Operations of Merger Sub.  Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.  Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

SECTION 4.05   SEC Filings; Financial Statements.

(a)           Parent has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2008 through the date of this Agreement (collectively, the “Parent SEC Reports”).  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as the case may be); and (ii)  none of the Parent SEC Reports and none of Parent’s written submissions to the NYSE Amex (“AMEX”) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent has timely filed all reports and material required to be filed pursuant to Section 13, 14 and 15(d) of the Exchange Act during the twelve months prior to the date of this Agreement.

(b)           Parent will promptly make available to the Company any Parent SEC Reports and written submissions to AMEX filed between the date hereof and the Effective Time. None of such Parent SEC Reports or AMEX submissions, as of their respective dates (as amended through the date hereof), contained or, with respect to the Parent SEC Reports or AMEX submissions filed after the date hereof, will contain any untrue statement of material fact or omitted or, with respect to the Parent SEC Reports or AMEX submissions filed after the date hereof, will omit to state a material fact required to be stated therein.

(c)           The consolidated financial statements contained in the Parent SEC Documents (the “Parent Financial Statements”): (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (ii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

(d)           Indebtedness and Other Liabilities. Parent has no indebtedness for borrowed money other than as set forth in the Parent Financial Statements.

(e)           Undisclosed Liabilities.  Parent and its Subsidiaries do not have any Liabilities required by GAAP to be reflected or disclosed in the column designated as liabilities or in the footnotes to a balance sheet of such entity, other than Liabilities (i) recorded or reserved against on the unaudited balance sheet as of September 30, 2011 (the “Parent Reference Balance Sheet”), (ii) incurred since September 30, 2011 in the ordinary course of the business, consistent with past practice; provided none of such liabilities exceed, or are reasonably likely to exceed, $50,000 individually (iii) that constitute Parent Transaction Expenses (as defined below), (iv) pursuant to Material Contracts of Parent (as defined in Section 3.12 above), and (v) that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Parent.  Reserves are reflected on the Parent Reference Balance Sheet and on the books of account and other financial records of Parent against all Liabilities of Parent in amounts that have been established on a basis consistent with the past practice of Parent and in accordance with U.S. GAAP. There are no outstanding warranty claims against Parent.  For purposes of this Section 4.05(e), “Parent Transaction Expenses” means (x) all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation or effectuation of the terms and conditions of this Agreement, or the transactions contemplated, including any payments made or anticipated to be made by Parent as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection therewith and (y) any payments due to Parent employees or consultants by virtue of the execution of the Merger Agreement or the consummation of the Merger.

SECTION 4.06   Valid Issuance of Parent Shares.  The shares of Parent Common Stock and Parent Preferred Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

SECTION 4.07   Information Statement.  The information supplied by Parent for inclusion in the Information Statement, will not, on the date the Information Statement is first mailed to the Company Stockholders, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the consent solicitation which has become false or misleading.  If at any time prior to the Effective Time any event relating to Parent should be discovered by Parent which should be set forth in an amendment or a supplement to the Information Statement, Parent shall promptly inform Company.  Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company, which is contained in any of the foregoing documents.

SECTION 4.08   Capitalization.

(a)           The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 1,000,000 shares of the preferred stock of Parent.  As of the date hereof, (i) 70,878,992 shares of the Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, and (ii) no shares of Parent Common Stock are held in the treasury of Parent.  As of the date hereof, 107,500 shares of the preferred stock of Parent are designated Series A Convertible Preferred Stock,  107,500 shares of which are issued and outstanding, 93,140 are designated Series B1 Convertible Preferred Stock, none of which are issued and outstanding and 58,131 are designated Series B2 Convertible Preferred Stock,  none of which are issued and outstanding. All of the outstanding preferred stock of Parent are duly authorized, validly issued, fully paid and nonassessable and no shares of the preferred stock of Parent are held in the treasury of the Company.  As of the date hereof, Parent has received commitments from investors to sell up to 60,000 additional shares of Series A Convertible Preferred Stock and will issue up to 93,140 shares of Series B1 Convertible Preferred Stock and up to 58,131 shares of Series B2 Convertible Preferred Stock pursuant to the transactions contemplated by this Agreement and as disclosed in the schedules hereto.

(b)           Parent has reserved 9,000,000 shares of Parent Common Stock for issuance under Parent’s 2009 Equity Incentive Plan of which options to purchase 5,495,000 shares of Parent Common Stock are outstanding as of the date of this Agreement.   Parent has reserved 10,984,000 shares of Parent Common Stock for issuance under Parent’s 2011 Nonstatutory Stock Option Plan.  No shares of Parent Common Stock of options therefor have been issued under Parent’s 2011 Nonstatutory Stock Option Plan.

(c)           Except as described in Section 4.08(b) above and Section 4.08(c) of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of the Company or obligating Parent to issue or sell any share of capital stock of, or other equity interest in, Parent.  All Parent Shares so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)           Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Parent Stockholders on any matter.

(e)           All of the securities offered, sold or issued by Parent (i) have been offered, sold or issued in compliance with the requirements of the Federal securities laws and any applicable state securities or “blue sky” laws, (ii) are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission, and (iii) were offered, sold or issued in compliance with any and all preemptive rights, right of first refusals, right of first offers or rights of rescission applicable to such securities.

(f)           There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party, or of which Parent is aware, that (i) relate to the voting, registration, or disposition of any securities of Parent, (ii) grant to any person or group of persons the right to elect, or designate or nominate for election, a director to the Board of Directors of Parent, or (iii) grant to any person or group of persons information rights.

ARTICLE V

CONDUCT OF BUSINESSES PENDING THE MERGER

SECTION 5.01   Conduct of Business by the Company and the Subsidiaries Pending the Merger.  Except as set forth in Section 5.01 of the Company Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees, and shall cause each Subsidiary (except to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld), to carry on its business, pay its debts and Taxes, pay or perform its other obligations, all in its usual, regular and ordinary course and substantially the same manner as previously conducted (subject to good faith disputes over such debts or Taxes), to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and consultants and to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired at the Effective Time.  The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company or any Subsidiary.

By way of amplification and not limitation, except as specifically contemplated by this Agreement or as specifically set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld (it is hereby agreed by Parent that following an email request for consent by the Company, consent via email from Parent by Jim Liang, Michael Levinsohn (michael.levinsohn@lencomobile.com) or Tom Banks (thomas.banks@lencomobile.com) to the Company or Parent’s failure to respond within five (5) business days shall be deemed written consent for purposes of this Section 5.01, provided that a response within such time period indicating a need for more time or requesting additional information shall not be deemed a “failure to respond” where a similarly situated reasonable acquirer acting in good faith would require such additional time or additional information before consenting):

(a)            amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

(b)            issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement;

(c)            sell, lease, exclusively license, pledge, grant, encumber or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business except in the ordinary course of business consistent with past practice (other than the proposed spin-out of SlingShop, Inc. prior to Closing);

(d)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than the proposed spin-out of SlingShop, Inc. prior to Closing);

(e)            split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

(f)            acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or any assets in any corporation, partnership, other business organization or any division thereof;

(g)            institute or settle any Legal Proceeding;

(h)            incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances;

(i)             authorize any capital expenditure not included in the Company’s capital plan on the date hereof in excess of $10,000, individually or in the aggregate;

(j)             enter into any lease or contract not in the ordinary course of business for the purchase or sale of any property, real or personal;

(k)            waive or release any material right or claim;

(l)             (i) increase, or agree to increase, the compensation payable, or to become payable, to its officers or employees, (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law;

(m)           accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock or Company Options granted under any option plan, employee stock plan or other agreement or authorize cash payments in exchange for any Company Options granted under any of such plans except as specifically required by the terms of such plans or any such agreement or any related agreement in effect as of the date of this Agreement and disclosed in the Company Disclosure Schedule;

(n)           other than in the ordinary course of business or in accordance with past practice or in accordance with the Company’s 2011 fiscal plan or with the written consent of Parent, extend any offers of employment to potential employees, consultants or independent contractors or terminate any existing employment relationships, and provided that hiring employees to fill vacancies existing on the date hereof or created thereafter shall be deemed in the ordinary course of business;

(o)            amend (in a material manner) or terminate any Material Contract;

(p)            enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01;

(q)            other than in the ordinary course of business, enter into any licensing, distribution, OEM agreements, sponsorship, merchant program or other similar Contracts, agreements or obligations that may not be cancelled without penalties by the Company upon notice of 30 days or less;

(r)             enter into any Contract outside the ordinary course of business;

(s)            pay, discharge or satisfy any material claim, liability or obligation (whether absolute, accrued, asserted, unasserted, contingent or otherwise) except pursuant to  Contracts requiring the Company to do so or in the ordinary course of business, consistent with past practices;

(t)             take any action resulting in a material change with respect to accounting policies, principles, procedures or methods, except as required by U.S. GAAP;

(u)            make or change any material Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any Subsidiary, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Subsidiary, or take any other action or omit to take any action that would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect;

(v)            (i) specifically sell, assign, terminate, abandon, permit to be encumbered or otherwise dispose of or grant any security interest in and to any item of the Company Intellectual Property, in whole or in part, other than non-exclusive licenses granted to customers of the Company or any Subsidiary in the ordinary course of business, (ii) grant any license with respect to any Company Intellectual Property, other than non-exclusive licenses granted to customers of the Company or any Subsidiary in the ordinary course of business, (iii) enter into any agreement to develop, create or invent any Intellectual Property jointly with any third party other than in the ordinary course of business, or (iv) disclose, or allow to be disclosed, any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

(w)           revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable except as required by U.S. GAAP;

(x)            accelerate or delay collection of accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected except in the ordinary course of business, consistent with past practice;

(y)           delay or accelerate payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid, except in the ordinary course of business, consistent with past practice;

(z)            fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

(aa)          take any action or fail to take any action that would cause there to be a Company Material Adverse Effect;

(bb)          permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

(cc)          write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $15,000 with respect to a single matter, or in excess of $75,000 in the aggregate except as required by U.S. GAAP; or

(dd)         take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (aa) above, or any action which is reasonably likely to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect on the date made (to the extent so limited) or as of the Effective Time.

Parent acknowledges and agrees that:  (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company or Company Subsidiaries prior to the Effective Time, (ii) prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent  shall be required with respect to any matter set forth in this Section 5.01 or elsewhere in this Agreement to the extent the requirement of such consent would, upon advice of Company’s counsel, violate any Law.

SECTION 5.02   Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event which would be likely to cause any condition set forth in Sections 7.02 and 7.03 not to be satisfied; provided that the delivery of any notice pursuant to this Section 5.02 shall not limit or otherwise affect the remedies available to the party receiving such notice.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01   Company Stockholder Approval.  The Company shall comply with the DGCL, the Certificate of Incorporation and the Bylaws in connection with the Company Stockholder Approval including giving prompt notice of the taking of the actions described in the Merger Consent in accordance with the DGCL to all Company Stockholders not executing the Merger Consent and providing a description of the dissenters’ rights of stockholders available under the DGCL and any other disclosures with respect to dissenters’ rights required by the DGCL.

SECTION 6.02   Omitted.

SECTION 6.03   Access to Information; Confidentiality.

(a)           From the date of this Agreement to the Effective Time, except as otherwise prohibited by applicable Law or the terms of any contract entered into prior to the date hereof or as would be reasonably expected to violate the attorney-client or other legal privilege of the Company or a Company Subsidiary (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation or prohibition), the Company shall:  (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to the directors, officers, employees, agents, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Parent or its Representatives may reasonably request.

(b)           The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Mutual Non-Disclosure Agreement, dated March 29, 2011 (the “Non-Disclosure Agreement”), between the Company and an affiliate of Parent.  Notwithstanding anything herein to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

SECTION 6.04   No Solicitation of Transactions.

(a)           The Company will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company, to take any such action, or enter into any non-disclosure agreement or similar arrangement or share confidential information with any third party.  The Company will notify Parent immediately after receipt by the Company (or any of its officers, directors, employees, agents, advisors or other representatives) of any proposal for, or inquiry respecting, any Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of the Company by any person that informs or has informed the Company that it is considering making or has made such a proposal or inquiry.  The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction.  The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

(b)           A “Competing Transaction” means any of the following involving the Company or any Subsidiary (other than the Merger and the other transactions contemplated by this Agreement or any transaction inconsistent with this Agreement):  (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets or debt or equity securities of such party; (iii) a tender offer or exchange offer for 15% or more of the outstanding voting securities of such party; or (iv) any solicitation in opposition to approval by the Company Stockholders of this Agreement and the Merger.

SECTION 6.05   Employee Benefits Matters.

(a)           Except as otherwise provided in this Section 6.05, all employees of the Company and the Subsidiaries shall continue in their existing benefit plans until such time as, in Parent’s sole discretion and no sooner than the Effective Time, an orderly transition can be accomplished to employee benefit plans, programs, policies, arrangements and employment policies maintained by Parent for its and its affiliates’ employees (each, a “Parent Plan”).  Parent shall take such reasonable actions, to the extent permitted by each applicable Parent Plan, as are necessary to allow eligible employees of the Company and the Subsidiaries to participate in such Parent Plan or alternative benefits programs that are, in the aggregate, substantially comparable to those applicable to employees of Parent in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits).  Pending such action, Parent shall maintain the effectiveness of the Company’s and each Subsidiary’s benefit plans.

(b)           All employees of the Company and the Subsidiaries shall be given credit for all service with the Company and the Subsidiaries (or service credited by the Company and the Subsidiaries) for purposes of eligibility and vesting under all Parent Plans in which they become participants; provided, that, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Company’s or Subsidiary’s benefit plans.  Subject to any insurance carrier limitations, no employees of the Company or the Subsidiaries (or their dependents) shall be excluded from, or limited in, receiving any benefits or participating in a group health plan of Parent for which they would otherwise be eligible by reason of any waiting period, evidence of insurability requirement, pre-existing condition exclusion or similar limitation.  To the extent that any employee of the Company has satisfied any deductible or copayment under a Plan for the current plan year, Parent shall provide such employee with credit for such payment under the most closely comparable Parent Plan under which the deductible or copayment was paid, to the extent permitted by each such Parent Plan.

(c)           By giving the Company written notice not less than five business days prior to the Closing Date, Parent may request that the Company take all necessary corporate action to terminate its 401(k) plan (the “401(k) Plan”), to be effective no later than the day immediately prior to the Closing Date, but contingent on the Closing.  If Parent provides such notice to the Company, Parent shall receive from the Company evidence that the Company’s Board of Directors has adopted resolutions to terminate the 401(k) Plan, to be effective no later than the day immediately preceding the Closing Date.  The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent.  The Company also shall take such other actions in furtherance of terminating its 401(k) Plan as Parent may reasonably require.

(d)           This Section 6.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.05, express or implied, is intended to or shall confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 6.05.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  The parties hereto acknowledge and agree that the terms set forth in this Section 6.05 shall not create any third party beneficiary right in any employee of the Company or Subsidiary or any other person to any continued benefit or employment with Parent or its affiliates on or following the Closing.

SECTION 6.06   Further Action; Consents; Filings.  Subject to the terms hereof, Parent, Merger Sub and the Company, shall, and the Company shall cause its Subsidiaries to, each use their reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as reasonably practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders and send any notices, in each case, which are required to be obtained, made or sent by the Company, Parent, Merger Sub or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings and notifications, and thereafter make any other required submissions and applications with respect to this Agreement and the Merger required under any applicable Law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  The Company and Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests.  The Company and Parent shall each use their reasonable best efforts to furnish to each other (or an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

SECTION 6.07   Tax Matters.

(a)           Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company for any Taxable period ending on or before the Closing Date and that portion of any Straddle Period (as defined below) ending on the Closing Date that are filed after the Closing Date and shall pay or cause to be paid all Taxes due with respect to such Tax Returns.  Such Tax Returns shall be prepared in accordance with the past custom and practice of the Company in preparing its Tax Returns, except as otherwise required under Applicable Law.  Parent shall permit the Stockholders’ Representative to review and comment on such Tax Returns at least 30 days prior to filing and shall make such revisions to such Tax Returns as are reasonably and timely requested by the Stockholders’ Representative.  No Tax Returns of the Company that were filed prior to the Closing Date shall be amended without the Stockholders’ Representative’s timely written consent if such amended Tax Return would result in an obligation of the Company Stockholders to indemnify Parent or the Company pursuant to Article IX.  Parent shall permit the Stockholders’ Representative to review and comment on each such amended Tax Returns at least 30 days prior to filing.  For purposes of the foregoing, comments or consent provided on or before the earlier to occur of (i) thirty (30) days after delivery of such income Tax Return or amended Tax Return by Parent or Company to the Stockholders’ Representative and (ii) seven (7) days prior to the due date for any such income Tax Return or amended Tax Return, shall be considered timely

(b)           For purposes of apportioning liability for Taxes in connection with any Straddle Period (i) in the case of Taxes based upon or related to income or receipts, the amount of any such Taxes allocable to the portion of the taxable period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date; and (ii) in the case of Taxes other than Taxes described in clause (i), the amount of such Taxes allocable to the portion of the taxable period ending on the Closing Date shall be the product of (x) the amount of such Taxes for the entire period and (y) a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period.

(c)           Parent, the Company and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any action or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent, the Company and the Stockholders’ Representative agree (a) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax Period (as defined below) beginning before the Closing Date until thirty (30) days following the expiration of the applicable statute of limitations (and, to the extent notified by Parent, any extensions thereof), and to abide by all record retention agreements entered into with any governmental entity and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent, the Company and the Stockholders’ Representative, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense.  Parent and the Stockholders’ Representative further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(d)           If an audit is commenced, an adjustment is proposed or any other claim (a “Tax Claim”) is made by any Tax Authority with respect to a Pre-Closing Period, then Parent or the Company shall (within 15 days after receipt of notice of such Tax Claim) notify the Stockholders’ Representative of such Tax Claim.  The Company shall have control over the conduct of such Tax Claim (and any related proceeding with respect to said Tax Claim); provided, however, that Parent or the Company shall keep the Stockholders’ Representative reasonably informed and consult in good faith with the Stockholder’ Representative with respect to any issue relating to such Tax Claim.  The Stockholder’ Representative may request that the Company take a position in respect of such audit or proceeding, and the Company shall do so, provided that there exists a reasonable basis for such position and the Company reasonably determines that the adoption of such position would not have a material adverse effect on the tax liability of the Company for any period or portion thereof beginning after the Closing Date (unless the Company Stockholders agree, in form and substance reasonably satisfactory to Parent, to indemnify Parent and the Company from such adverse effect).

(e)           All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Stockholders when due, and the Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(f)           For purposes of this Agreement, the following terms have the following meanings:  “Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date; “Straddle Period” means any Tax Period beginning before the Closing Date and ending after the Closing Date; “Tax Period” means any period prescribed by any governmental entity for which a Tax Return is required to be filed or a Tax is required to be paid.

SECTION 6.08   No Public Announcement.  The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall use their commercially reasonable efforts to issue a press release promptly following the execution of this Agreement.  Such release shall be a joint press release the text of which has been agreed to by each of Parent and the Company.  Other than such mutually acceptable release, no public release or announcement concerning the Merger and the other transactions contemplated by this Agreement shall be issued or made by any party without the prior consent of the other party or parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law, in which case the party required to make the release or announcement shall allow the other party or parties reasonable time to comment on such release or announcement in advance of such issuance.  Notwithstanding anything herein to the contrary, following Closing, the Stockholders’ Representative shall be permitted to publicly announce that it has been engaged to serve as the Stockholders’ Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

SECTION 6.09   Expenses.  Whether or not the Merger is consummated, each party will bear its own costs and expenses (including legal and accounting fees and expenses and any investment banking or advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

SECTION 6.10   Indemnification of Officers and Directors.

(a)           For a period of six (6) years from and after the Closing Date, Parent and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company’s Certificate of Incorporation or Bylaws, indemnification agreements identified on the Company Disclosure Schedule or under applicable Law for acts or omissions which occurred at or prior to the Effective Time.  The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation that are at least as favorable to the past and present officers and directors of the Company as those provisions contained in the Company’s Certificate of Incorporation and Bylaws in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years in any manner that would adversely affect the rights of the past and present officers and directors of the Company (unless such modification is required by applicable Law).  This indemnification shall not apply to any claim or action by any such officer or director brought against the Company or any of its predecessors, successors, assigns, officers, directors, stockholders, employees or agents in response to or in connection with any claim brought by a Parent Indemnified Person (as defined below) pursuant to Article IX of this Agreement.  The Company hereby represents to Parent that no claim for indemnification has been made by any director or officer of the Company and, to the knowledge of the Company, no basis exists for any such claim for indemnification.

(b)           If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

(c)           The provisions of this Section 6.10 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company and his or her heirs and representatives.  The rights of all past and present officers and directors of the Company under this Section 6.10 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable Law or otherwise.

SECTION 6.11   Conversion Schedule.  Schedule 6.11 is a schedule prepared by the Company (the “Preliminary Conversion Schedule”) showing (a) the number and type of Parent Shares and securities exercisable therefor and the number of shares of SlingShop Stock issuable to each holder of shares of Company Stock, (b) the number and type of Parent Shares and securities exercisable therefor issuable to each holder of rights to acquire Company Stock, (c) the terms of the Note Repayment Agreement to be delivered to each Company Lender, (d) the terms of the Retention Bonus Agreement to be delivered to each employee listed on Schedule 7.02(m) and (e) the other obligations of the Company at Closing as of the execution of this Agreement as if the Effective Time and the exchange of shares pursuant to the Merger had occurred as of the date of the execution of this Agreement.  The Company shall update Schedule 6.11 as of the Closing based on any changes that occur between the date hereof and the Closing Date (the “Final Conversion Schedule”), which changes may be the result of the exercise of Company Options between the date hereof and the Closing Date; accrual of interest on outstanding Company Loans between the date hereof and the Closing Date; adjustments to the estimated Company Transaction Expenses, accounts payable and Other Company Expenses; and/or the accrual of deferred compensation between the date hereof and the Closing Date.  An officer of the Company shall certify the Final Conversion Schedule and deliver such schedule to Parent (with a copy to the Stockholders’ Representative) at Closing.

SECTION 6.12   Assumed Company Options.  Parent shall assume all Company Options outstanding as of the Effective Time pursuant to Section 2.04(a), but in no event shall Parent assume options to purchase more than 4,031,405 shares of Company Common Stock.  Within 20 business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time, was a holder of a Company Option, a document evidencing the foregoing assumption of such Company Option by Parent.  Within 45 business days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) that will register the shares of Parent Common Stock subject to assumed Company Options to the extent permitted by Federal securities laws and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses delivered with respect to such shares) for so long as such options remain outstanding.

SECTION 6.13   Bonus Option Shares.  Prior to the Effective Time, Parent shall adopt a 2011 Nonstatutory Stock Option Plan (the “2011 Plan”).  Within 30 calendar days after the Effective Time, Parent shall issue to each individual listed on the Final Conversion Schedule as receiving Bonus Option Shares an option to purchase the number of shares of Parent Common Stock indicated on the Final Conversion Schedule for an exercise price equal to the closing price of the Parent Common Stock on the business day prior to the date of issuance.  Such option shall be fully vested and subject to the terms and conditions of the 2011 Plan.  Within 45 business days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) that will register the Bonus Option Shares to the extent permitted by Federal securities laws and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses delivered with respect to such shares) for so long as such options remain outstanding.

SECTION 6.14   Governance.  Immediately following Closing, Matt Harris and Jorgen Larsen shall be appointed to the Board of Directors of Parent to fill vacancies created by two directors who have announced their intention to resign from the Board of Directors, subject to the consummation of the Merger.  At the next annual meeting of Parent’s stockholders, the Board of Directors of Parent shall recommend to its stockholders the approval of an amendment to its Certificate of Incorporation, substantially in the form attached hereto as Exhibit E (the “Certificate of Amendment”).

SECTION 6.15   Preparation of Information Statement.  Immediately after the execution of this Agreement, Parent shall prepare, with the cooperation of the Company, an Information Statement for the Company Stockholders to approve this Agreement, the Merger and the transactions contemplated hereby and thereby.  The Information Statement shall include a disclosure document for the offer and issuance of the shares of Parent Shares to be received by the Company Stockholders in the Merger.  Parent and the Company shall each use commercially reasonable efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements.  Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement.  The Information Statement shall contain the recommendation of the Board of Directors of the Company that the Company Stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the Company Stockholders, unless the Company’s Board of Directors shall have determined in good faith that the failure to do so would violate the Board of Directors’ fiduciary duties to the Company Stockholders under applicable law.  Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

SECTION 6.16   Confidentiality and Developments Assignment Agreements.  Parent and the Company shall each use their commercially reasonable efforts to cause each employee of the Company to enter into a confidentiality and developments assignment agreement in the form attached hereto as Exhibit F.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01   Conditions to the Obligations of Each Party.  The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been approved and adopted by the requisite affirmative vote of the Company Stockholders in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws;

(b)           No Order.  No Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

(c)           HSR Act.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or foreign antitrust Laws shall have expired or been terminated; and

SECTION 7.02   Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties.  Each of the other representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (without giving effect to any “Company Material Adverse Effect” or other materiality qualifications contained in such representations and warranties) except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date (without giving effect to any “Company Material Adverse Effect” or other materiality qualifications contained in such representations and warranties), and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

(c)           Approvals.  Parent shall have received, each in form and substance reasonably satisfactory to Parent, all authorizations, consents, orders and approvals set forth on Schedule 7.02(c);

(d)           Secretary’s Certificate.  Parent shall have received (i) a certificate executed by the Secretary of the Company attaching and certifying as to matters customary for a transaction of this sort, including, without limitation, the true and correct copies of the Company’s current Certificate of Incorporation and Bylaws and copies of the resolutions of the Company’s Board of Directors and the Company Stockholders approving and adopting this Agreement and the transactions relating hereto, and (ii) such other documents relating to the transactions contemplated by this Agreement as Parent may reasonably request;

(e)            FIRPTA Compliance.  The Company shall, prior to the Closing Date, provide Parent with a properly executed Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) Notification Letter, in form and substance satisfactory to Parent, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).  In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the consummation of the Merger;

(f)            No Company Material Adverse Effect.  No event or events shall have occurred, or could be reasonably likely to occur, which, individually or in the aggregate, have, or could reasonably be expected to have, a Company Material Adverse Effect;

(g)           Opinion of the Company’s Counsel.  Parent shall have received the opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to the Company, or another counsel reasonably satisfactory to Parent substantially in the form attached hereto as Exhibit C;

(h)           Termination of the Company’s Agreements.  Parent shall have been furnished evidence satisfactory to it that all rights granted by the Company to its stockholders and in effect prior to the Closing, including, but not limited to, rights of co-sale, voting, registration, first refusal, first offer, preemptive, board observation or information or operational covenants, shall have terminated prior to the Closing Date;

(i)            Termination of 401(k) Plan.  If requested by Parent pursuant to Section 6.05(c), the Company shall have terminated the 401(k) Plan effective at least one day prior to, but contingent upon, the Closing Date.  The Company shall have provided to Parent (i) executed resolutions of the Board of Directors of the Company authorizing the termination and (ii) an executed amendment to the 401(k) Plan sufficient to ensure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination.

(j)             Note Repayment Agreements.  The Company shall have delivered copies of the Note Repayment Agreements executed by the Company and each holder of a Repaid Company Loan.

(k)            Termination of Company Warrants.  All Company Warrants shall have either been exercised or terminated in accordance with Section 2.04.

(l)            Retention Bonus Agreements.  Each of the Company employees listed on Schedule 7.02(m) shall have executed and delivered a Retention Bonus Agreement in form and substance reasonably satisfactory to Parent.

(m)           Company Liabilities.  The Company shall have delivered to Parent a schedule setting forth all Compensation Obligations and Other Company Obligations as of the Closing Date.  The Compensation Obligations and Other Company Obligations that will become obligations of the Surviving Corporation at Closing shall in no event exceed $7,500,000.

(n)           Release of Liens.  No less than three (3) Business Days prior to the Closing, Buyer shall have received terminations of any and all security interests in, and releases of any and all Liens (other than Permitted Liens) on the assets of the Company, other than Liens held by the secured creditors of the Company.

(o)           Representation Statement.  Each individual and entity listed on the Final Conversion Schedule as receiving Parent Common Stock, Parent Preferred Stock, Bonus Option Shares or Fee Warrant Shares shall have executed and delivered a Representation Statement in substantially the form attached hereto as Exhibit A.

(p)           Purchaser Representative Questionnaire. The Purchaser Representative Questionnaire in substantially the forms attached hereto as Exhibit B shall have been executed and delivered by each individual and entity listed on the Final Conversion Schedule as receiving Parent Common Stock, Parent Preferred Stock, Bonus Option Shares or Fee Warrant Shares and whose Representation Statement indicates such individual or entity does not qualify as an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

(q)           CodeSection 280GStockholder Approval.  As soon as reasonably practicable after the execution of this Agreement, the Company shall solicit a vote of Company Stockholders (the "Section 280G Vote") for their approval of, by such number of holders of Company Stockholders as is required by the terms of Code Section 280G(b)(5)(B), any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Code Section 280G (the “Section 280G Payments”).  The determination of which payments and/or benefits may constitute Section 280G Payments shall be made by the Company and shall be subject to the review and approval by Parent, which shall not be unreasonably withheld.  In addition, the form and manner of the Section 280G Vote solicitation, including the determination of disqualified individuals and the requisite waivers of compensation that must be executed by all affected disqualified individuals (the "Waivers") prior to soliciting the Section 280G Vote shall be subject to the review and approval of Parent, which shall not be unreasonably withheld. The Section 280G Vote shall ensure that any payments and/or benefits provided (or to be provided) to disqualified individuals shall not be Section 280G Payments.  Prior to the Closing, the Company shall have delivered to Parent notification and documentation satisfactory to Parent that states (a) the Section 280G Vote was solicited in conformance with Code Section 280G and the regulations promulgated thereunder and (b) either the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Section 280G Vote (the “280G Stockholder Approval”) or that 280G Stockholder Approval was not obtained and, as a consequence and pursuant to the Waivers, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments.

(r)           Amendment to Certificate of Incorporation.  The Company shall have duly amended its Certificate of Incorporation to provide that distributions to its stockholders in connection with a liquidity event shall be made in accordance with this Agreement.

SECTION 7.03   Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent contained in Article IV shall be true and correct in all respects at the date of this Agreement and as of the date of the Closing Date with the same effect as if made at and as of the Closing Date.  Each of the other representations and warranties made by Parent in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time (without giving effect to any “Parent Material Adverse Effect” or other materiality qualifications contained in such representations and warranties) except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date (without giving effect to any “Parent Material Adverse Effect” or other materiality qualifications contained in such representations and warranties); and the Company shall have received a certificate of a duly authorized officer of Parent to that effect;

(b)           Agreements and Covenants.  Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of a duly authorized officer of Parent to that effect;

(c)           Opinion of Parent’s Counsel.  The Company shall have received the opinion of Sheppard, Mullin, Richter & Hampton LLP, counsel to Parent, substantially in the form attached hereto as Exhibit D;

(d)           No Parent Material Adverse Effect.  No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Parent Material Adverse Effect;

(e)           Retention Bonus Agreements.  Parent shall have executed and delivered a Retention Bonus Agreement to each of the Company employees listed on Schedule 7.02(m);

(f)           Note Repayment Agreements.  Parent shall have executed and delivered a Note Repayment Agreement to each holder of a Repaid Company Loan.

(g)           Assumed Company Loans.  Each holder of an Assumed Company Loan shall have consented to the transactions contemplated hereby and shall have waived any default or event of default under the Assumed Company Loan with respect thereto.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01   Termination.  Other than as provided in Section 8.02, this Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a)           by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b)           by either Parent or the Company if the Effective Time shall not have occurred on or before February 6, 2012 which date shall be automatically extended to May 6, 2012, if the Merger shall not have been consummated as a result of a failure to satisfy the conditions set forth in Sections 7.01(b) or 7.01(c) (as applicable, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(c)           by either Parent or the Company upon the issuance of any Order which is final and nonappealable which would prevent the consummation of the Merger;

(d)           by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.02(a) and 7.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its best efforts and for so long as the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 8.01(f) unless such breach is not cured within thirty (30) days after notice thereof is provided by Parent to the Company (but no cure period is required for a breach which, by its nature, cannot be cured).

(e)           by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 7.03(a) and 7.03(b) would not be satisfied (“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub through the exercise of their respective best efforts and for so long as Parent and Merger Sub continue to exercise such best efforts, the Company may not terminate this Agreement under this Section 8.01(g) unless such breach is not cured within thirty (30) days after notice thereof is provided by the Company to Parent (but no cure period is required for a breach which, by its nature, cannot be cured); or

SECTION 8.02   Effect of Termination.  In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that (i) Section 6.03(b), Section 6.10, Section 8.02 and Article X shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for the willful breach of any of its representations or warranties or the breach of any of its covenants or agreements set forth in this Agreement.

SECTION 8.03   Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time.  Following the Effective Time, this Agreement may not be amended without the Company Stockholder Approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.04   Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01   Survival of Representations and Warranties.  If the Merger is consummated, the representations and warranties of the Company contained in this Agreement, the Company Disclosure Schedule (including any exhibit or schedule to the Company Disclosure Schedule), and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until 11:59 p.m. Pacific Time on the date that is 18 months following the Closing Date; provided, however, that the representations and warranties of the Company contained in Sections 3.04 (Capitalization), 3.05 (Authority Relative to This Agreement), 3.15 (Taxes) and 3.08(b) (Indebtedness and Other Liabilities) of this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations (Sections 3.04, 3.05, 3.08(c) and 3.15 are referred to herein as the “Company Core Representations and Warranties”); provided, further, no right to indemnification pursuant to this Article IX in respect of any claim that is set forth in an Officer’s Certificate delivered to the Stockholders’ Representative prior to the expiration of the Holdback Period shall be affected by the expiration of such representations and warranties; and provided, further, that such expiration shall not affect the rights of any Parent Indemnified Person under this Article IX or otherwise to seek recovery of Parent Indemnifiable Damages arising out of any fraud, willful breach or intentional misrepresentation by the Company until the expiration of the applicable statute of limitations.  If the Merger is consummated, the representations and warranties of Parent contained in this Agreement, the Parent Disclosure Schedule (including any exhibit or schedule to the Parent Disclosure Schedule) and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until 11:59 p.m. Pacific Time on the date that is 18 months following the Closing Date; provided, however, that the representations and warranties contained in Sections 4.01 (Organization and Qualification), 4.02 (Authority Relative to this Agreement) and 4.08 (Capitalization) of this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations (Sections 4.01, 4.02 and 4.08 are referred to herein as the “Parent Core Representations and Warranties”); provided, further, that such expiration shall not affect the rights of any Company Stockholder under this Article IX or otherwise to seek recovery of Company Stockholder Indemnifiable Damages arising out of any fraud, willful breach or intentional misrepresentation by the Company until the expiration of the applicable statute of limitations. If the Merger is consummated, all covenants of the parties (including the covenants set forth in Article V and Article VI) shall expire and be of no further force or effect as of the Closing, except to the extent such covenants are to be performed after the Closing; provided, however, that no right to indemnification pursuant to Article IX in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.  It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 9.01 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.  The parties further acknowledge that the time periods set forth in this Article IX for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

SECTION 9.02   Indemnification by the Company Stockholders.  Subject to the limitations set forth in this Article IX, from and after the Effective Time, the Company Stockholders shall indemnify and hold harmless Parent, the Company and their respective officers, directors, agents and employees, and each person, if any, who controls or may control Parent within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) from and against any and all losses, liabilities, damages, fees, reductions in value, costs and expenses, including costs of investigation, defense and settlement and reasonable fees and expenses of lawyers (other than costs relating to in-house legal counsel), experts and other professionals, but excluding any punitive damages (except to the extent payable by any Indemnified Person to a third person pursuant to a third-party claim) (collectively, “Parent Indemnifiable Damages”), whether or not due to a third-party claim, arising out of, resulting from or in connection with, or otherwise proximately caused by (i) any breach, failure or inaccuracy of any representation or warranty made by the Company in this Agreement or the Company Disclosure Schedule (including any exhibit or schedule to the Company Disclosure Schedule) to be true and correct as of the date of this Agreement and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any failure of any certification, representation or warranty made by the Company in any certificate delivered to Parent pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Parent, (iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement or the Company Disclosure Schedule (including any exhibit or schedule to the Company Disclosure Schedule), (iv) any inaccuracies in the Final Conversion Schedule, (v) any payments paid with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 2.01(a) upon the exchange of such Dissenting Shares, and (vi) any Taxes of the Company for any Pre-Closing Period, except to the extent such Taxes were reflected as a reserve on the Reference Balance Sheet.  Materiality standards or qualifications in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Parent Indemnifiable Damages with respect to such breach, default or failure to be true and correct.

SECTION 9.03   Indemnification by Parent.  Subject to the limitations set forth in this Article IX, from and after the Effective Time, the Parent shall indemnify and hold harmless the Company Stockholders from and against any and all losses, liabilities, damages, fees, reductions in value, costs and expenses, including costs of investigation, defense and settlement and reasonable fees and expenses of lawyers (other than costs relating to in-house legal counsel), experts and other professionals, but excluding any punitive damages (except to the extent payable by any Company Stockholder to a third person pursuant to a third-party claim against Parent) (collectively, “Company Stockholder Indemnifiable Damages”), whether or not due to a third-party claim, arising out of, resulting from or in connection with, or otherwise proximately caused by (i) any breach, failure or inaccuracy of any representation or warranty made by the Company in Article IV of this Agreement or the Parent Disclosure Schedule (including any exhibit or schedule to the Parent Disclosure Schedule), to be true and correct as of the date of this Agreement and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any failure of any certification, representation or warranty made by Parent in any certificate delivered to the Company pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to the Company and (iii) any breach of or default in connection with any of the covenants or agreements made by Parent in this Agreement or the Parent Disclosure Schedule (including any exhibit or schedule to the Parent Disclosure Schedule).  Materiality standards or qualifications in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation or warranty (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Company Stockholder Indemnifiable Damages with respect to such breach, default or failure to be true and correct.

SECTION 9.04   Parent Indemnifiable Damage Threshold; Other Limitations.

(a)           Notwithstanding anything contained herein to the contrary, no Parent Indemnified Person may make a claim for any Holdback Shares in respect of any claim for indemnification that is made pursuant to clauses (i) or (ii) of the first sentence of Section 9.02 (and that does not involve any breach or inaccuracy of the Company Core Representations and Warranties or fraud, willful breach or intentional misrepresentation by the Company), unless and until an Officer’s Certificate (defined below) describing Parent Indemnifiable Damages in an aggregate amount greater than $250,000 (the “Threshold”) has been delivered, in which case the Parent Indemnified Person may make claims for indemnification and may receive assets from the Holdback Shares for all Parent Indemnifiable Damages, including the amount of the Threshold.

(b)           If the Merger is consummated, the indemnification obligations set forth in Section 9.02 shall be the Parent Indemnified Persons sole and exclusive remedy against the Company and the Company Stockholders for all claims with respect to this Agreement and the transactions contemplated hereby, and except with respect to (i) fraud, willful breach or intentional misrepresentation by the Company or (ii) breaches of the Company Core Representations and Warranties, the maximum aggregate amount of indemnification liability arising under clauses (i) and (ii) of the first sentence of Section 9.02 that may be recovered from Company Stockholders shall be limited to the Holdback Shares and the maximum amount that may be recovered from any single Company Stockholder shall be limited to such Company Stockholder’s pro rata share of the Holdback Shares.  In the case of any indemnity claims not limited to the Holdback Shares, after Parent Indemnified Persons have exhausted or made claims upon all assets in the Holdback Shares (after taking into account all other claims for indemnification from the Holdback Shares made by Parent Indemnified Persons), each Company Stockholder shall be severally and not jointly liable for such holder’s pro rata share of any Parent Indemnifiable Damages resulting therefrom; provided, however, that such liability shall be limited to such holder’s pro rata share of the Aggregate Merger Consideration.

(c)           Parent Indemnifiable Damages shall be calculated net of actual recoveries under existing insurance policies (net of any actual collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums as determined in good faith by an Parent Indemnified Person); provided, however, that nothing set forth in this Section 9.04(c) shall be deemed to require or obligate any Parent Indemnified Person to seek or continue to pursue recovery under any insurance policy with respect to any amount of Parent Indemnifiable Damages.

SECTION 9.05   Company Stockholder Indemnifiable Damage Threshold; Other Limitations.

(a)           Notwithstanding anything contained herein to the contrary, no Company Stockholder may make a claim for Company Stockholder Indemnifiable Damages pursuant to clauses (i) or (ii) of the first sentence of Section 9.03 that does not involve any breach or inaccuracy of the Parent Core Representations and Warranties or fraud, willful breach or intentional misrepresentation by Parent, unless and until a written notice describing Company Stockholder Indemnifiable Damages in an aggregate amount greater than $250,000 (the “Threshold”) has been delivered, in which case the Company Stockholder may make claims for indemnification for all Company Stockholder Indemnifiable Damages.  Such written notice of a claim hereunder shall state (i) the amount of Company Stockholder Indemnifiable Damages and (ii) specify in reasonable detail the individual items of such Company Stockholder Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Company Stockholder Indemnifiable Damages are related.

(b)           The indemnification obligations set forth in Section 9.03 shall be the Company Stockholders sole and exclusive remedy against Parent (including its subsidiaries, affiliates, officers, directors, employees and agents) of for all claims with respect to this Agreement and the transactions contemplated hereby, and except with respect to (i) fraud, willful breach or intentional misrepresentation by Parent or (ii) breaches of the Parent Core Representations and Warranties, the maximum aggregate amount of indemnification liability arising under this Agreement that may be recovered from Parent shall be limited to the value of the Holdback Shares as of the Closing Date.

(c)           Company Stockholder Indemnifiable Damages shall be calculated net of actual recoveries under existing insurance policies (net of any actual collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums as determined in good faith by a Company Stockholder); provided, however, that nothing set forth in this Section 9.05(c) shall be deemed to require or obligate any Company Stockholder to seek or continue to pursue recovery under any insurance policy with respect to any amount of Company Stockholder Indemnifiable Damages.

SECTION 9.06   Period for Claims.  Except as set forth in the next sentence, the period during which claims (i) for Parent Indemnifiable Damages against the Holdback Shares and (ii) for Company Stockholder Indemnifiable Damages may be made (the “Claims Period”) shall commence at the Closing and terminate at 11:59 p.m. Pacific Time on the date that is 18 months following the Closing Date (the “Holdback Period”).  The Claims Period for Parent Indemnifiable Damages arising out of, resulting from or in connection with (i) fraud, willful breach or intentional misrepresentation by the Company, (ii) inaccuracies in the Final Conversion Schedule, or (iii) breaches of the Parent Core Representations and Warranties shall commence at the Closing and terminate thirty (30) days following the expiration of the applicable statute of limitations, and the Claims Period for Company Stockholder Indemnifiable Damages arising out of, resulting from or in connection with (y) fraud, willful breach or intentional misrepresentation by the Parent or (z) breaches of the Parent Core Representations and Warranties shall commence at the Closing Date and terminate thirty (30) days following the expiration of the applicable statute of limitations.  Notwithstanding anything contained herein to the contrary, such portion of the Holdback Shares at the conclusion of the Holdback Period as in the reasonable judgment of Parent may be necessary to satisfy any unresolved or unsatisfied claims for Parent Indemnifiable Damages specified in any Officer’s Certificate (as defined in Section 9.07) delivered to the Stockholders’ Representative prior to expiration of the Holdback Period shall remain in the Holdback Shares until such claims for Parent Indemnifiable Damages have been resolved or satisfied.  The remainder of the Holdback Shares, if any, shall be delivered to the Company Stockholders eligible to receive Parent Shares in the Merger promptly (and in any event within ten business days) after the expiration of the Holdback Period.  In such event, each Company Stockholder eligible to receive Parent Shares in the Merger will be entitled to receive such Company Stockholder’s pro rata share of the assets in the Holdback Shares being distributed in accordance with Section 2.02(c) hereof.

SECTION 9.07   Claims.

(a)           On or before the last day of the Claims Period, Parent may deliver to the Stockholders’ Representative one or more certificates signed by any officer of Parent (an “Officer’s Certificate”):

(i)            stating that a Parent Indemnified Person has incurred or paid Parent Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Parent or its subsidiaries, which could give rise to Parent Indemnifiable Damages);

(ii)            stating the amount of such Parent Indemnifiable Damages; and

(iii)           specifying in reasonable detail (based upon the information then possessed by Parent) the individual items of such Parent Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Parent Indemnifiable Damages are related.

No delay in providing such Officer’s Certificate within the Claims Period shall affect a Parent Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Stockholders’ Representative or the Company Stockholders are materially prejudiced thereby.

(b)           At the time of delivery of any Officer’s Certificate to the Stockholders’ Representative by or on behalf of Parent (on behalf of itself or any other Indemnified Person) and for a period of 30 days after such delivery of such Officer’s Certificate, Parent shall make no payment pursuant to this Section 9.07 unless it shall have received written authorization from the Stockholders’ Representative to make such delivery or it is required by applicable Law to make such payment.  After the expiration of such 30-day period, Parent shall make delivery of Holdback Shares to Parent in accordance with this Section 9.07; provided, however, that no such delivery may be made if and to the extent the Stockholders’ Representative has objected in a written statement to any claim or claims made in the Officer’s Certificate, and such written statement shall have been delivered to Parent prior to the expiration of such 30-day period.

(c)           Subject to the provisions of Section 9.04, if, upon the resolution of any claim for Parent Indemnifiable Damages as provided herein, Parent (on behalf of itself or any other Parent Indemnified Person) shall be entitled to receive any Holdback Shares, in the amount of such Parent Indemnifiable Damages, based on the value of Parent Shares determined as set forth in Section 9.11.

SECTION 9.08   Resolution of Objection to Claims.

(a)           If the Stockholders’ Representative objects in writing to any claim or claims by Parent made in any Officer’s Certificate within such 30-day period, Parent and the Stockholders’ Representative shall attempt in good faith for 45 days after Parent’s receipt of such written objection to resolve such objection.  If Parent and the Stockholders’ Representative shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and Parent shall distribute Holdback Shares in accordance with the terms of such memorandum.

(b)           If no such agreement can be reached during the 45-day period for good faith negotiation, but in any event upon the expiration of such 45-day period, either Parent or the Stockholders’ Representative may bring suit in accordance with Section 10.07 hereof to determine whether the Parent Indemnified Person is entitled to indemnification pursuant to this Article IX with respect to the matters described in the Officer’s Certificate and the amount which constitutes Parent Indemnifiable Damages under this Article IX for which recovery may be made.

(c)           The parties shall request the court to determine a prevailing party in the dispute.  The non-prevailing party to a suit shall pay its own expenses and the expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit (provided, that if the non-prevailing party is the Stockholders’ Representative, such expenses, fees and costs shall be borne by the Company Stockholders).

SECTION 9.09   Stockholders’ Representative.

(a)           At the Closing, Shareholder Representative Services LLC shall be constituted and appointed as the Stockholders’ Representative.  For purposes of this Agreement, the term “Stockholders’ Representative” shall mean the agent for and on behalf of the Company Stockholders to perform all actions required or permitted by the terms of this Agreement, including without limitation to:  (i) give and receive notices and communications to or from Parent (on behalf of itself of any other Parent Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such stockholders individually); (ii) authorize deliveries to Parent of assets from the Holdback Shares in satisfaction of claims asserted by Parent (on behalf of itself or any other Parent Indemnified Person, including by not objecting to such claims); (iii) object to such claims pursuant to Section 9.08; (iv) consent or agree to, negotiate, enter into, or, if applicable, prosecute or defend, settlements and compromises of, and comply with orders of courts with respect to, such claims; (v) provide any consents hereunder, including with respect to any proposed settlement of any claims or agree to any amendment to this Agreement, and (vi) take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any person under any circumstance.  The person serving as the Stockholders’ Representative may be replaced from time to time by the holders of a majority in interest of the assets then on deposit in the Holdback Shares upon not less than ten days’ prior written notice to Parent and the Stockholders’ Representative.  No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall receive no compensation for his services other than pursuant to the terms of that certain Stockholder Representative Agreement, dated on or about the date hereof, by and among Shareholder Representative Services LLC, the Company and certain of the Company Stockholders. The Stockholders’ Representative shall be permitted to communicate with the Company Stockholders, including in electronic form.

(b)           The Stockholders’ Representative shall not be liable to any former Company Stockholder or any other person for any act done or omitted hereunder as the Stockholders’ Representative while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct.  The Company Stockholders shall severally indemnify the Stockholders’ Representative and hold him harmless against any loss, liability or expense (“Representative Loss”) arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholders’ Representative, in each case as such Representative Loss is incurred or suffered; provided that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, willful misconduct or bad faith of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Company Stockholders the amount of such indemnified Representative Loss attributable to such gross negligence, willful misconduct or bad faith.  If not paid by the Company Stockholders, such losses, liabilities or expenses may be recovered by the Stockholders’ Representative from the Holdback Shares otherwise distributable to the Company Stockholders (and not distributed or distributable to any  Parent Indemnified Person or subject to a pending indemnification claim of any Parent Indemnified Person) following the expiration of the Holdback Period pursuant to the terms hereof, at the time of distribution, and such recovery will be made from the Company Stockholders according to their respective pro rata interests in the Holdback Shares; provided that while this section allows the Stockholders’ Representative to be paid from the Holdback Shares, this does not relieve the Company Stockholders from their obligation to promptly pay such Representative Losses as such Representative Losses are suffered or incurred, nor does it prevent the Stockholders’ Representative from seeking any remedies available to it at law or otherwise.

(c)           Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Representative that is within the scope of the Stockholders’ Representative’s authority under Section 9.09(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Company Stockholders and shall be final, binding and conclusive upon each such Company Stockholder; and each Parent Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Company Stockholder.

(d)           Following the delivery of an Officer’s Certificate or Notice of Claim, the Stockholders’ Representative and its representatives and agents shall be given all such access (including electronic access, to the extent available) as they may reasonably require to the books and records of the Surviving Corporation and access to such personnel or representatives of the Surviving Corporation and Parent, including but not limited to the individuals responsible for the matters that are subject of the Officer’s Certificate or Notice of Claim, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Officer’s Certificate or Notice of Claim.

SECTION 9.10   Third-Party Claims.

(a)           In the event Parent becomes aware of a third-party claim which Parent believes may result in a claim against the Holdback Shares by or on behalf of a Parent Indemnified Person (a “Third Party Claim”), Parent shall notify the Stockholders’ Representative in writing of such Third Party Claim (such notice, a “Notice of Claim”).  The Stockholders’ Representative shall have ten (10) days from the date on which it received the Notice of Claim (the “Defense Review Period”) to notify Parent that it desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel reasonably acceptable to Parent and at the sole cost and expense of the Company Stockholders (a “Third Party Defense”).  If the Stockholders’ Representative assumes the Third Party Defense in accordance herewith, (i) Parent may retain separate co-counsel, but the fees and expenses of such counsel shall not be at the expense of the Company Stockholders; (ii) the Stockholders’ Representative will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Parent which shall not be unreasonably withheld, conditioned or delayed; (iii) the Stockholders’ Representative shall conduct the Third Party Defense actively and diligently and provide copies of all correspondence and related documentation in connection with the Third Party Defense (for the avoidance of doubt, in each case limited to correspondence and documentation between the Stockholders’ Representative and such third party claimant) to Parent; and (iv) Parent will provide reasonable cooperation in the Third Party Defense.  Notwithstanding the foregoing, if (x) the Third Party Claim involves a criminal proceeding against Parent or (y) the party that made or filed the third-party claim seeks an injunction against Parent or the Surviving Corporation that (1) in the reasonable opinion of counsel for Parent, is reasonably likely to be obtained and (2) if obtained, is reasonably likely to have a material adverse effect on the business or results of operation of Parent or the Surviving Corporation, then counsel for the Parent shall be entitled, if the Parent so elects, to conduct the defense to the extent reasonably determined by such counsel to protect the interests of the Parent, at the expense of the Company Stockholders.

(b)           In the event the Stockholders’ Representative elects not to conduct or does not have a right to conduct the defense of and settlement or resolution any such claim, then Parent shall have the right to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by Parent in connection with such defense, settlement or resolution (including reasonable attorneys’ fees (other than those of in-house legal counsel), other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Parent Indemnifiable Damages for which Parent may seek indemnification pursuant to a claim made hereunder); provided, however, that (i) the Stockholders’ Representative shall have the right to retain separate co-counsel, at the expense of the Company Stockholders; (ii) the Parent will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Stockholders’ Representative which shall not be unreasonably withheld, conditioned or delayed; (iii) the Parent shall conduct the Third Party Defense actively and diligently and provide copies of all correspondence and related documentation in connection with the Third Party Defense to the Stockholders’ Representative; and (iv) the Stockholders’ Representative will provide reasonable cooperation in the Third Party Defense.  In the event that the Stockholders’ Representative has consented to any such settlement or resolution, neither the Stockholders’ Representative nor any Company Stockholder shall have any power or authority to object under Section 9.08 or any other provision of this Article IX to recovery by or on behalf of any Indemnified Person against the Holdback Shares or otherwise for the Parent Indemnifiable Damages with respect to such settlement or resolution.

SECTION 9.11   Value of Holdback Shares.  For purposes of this Article IX, the Holdback Shares that are shares of Parent Common Stock shall be deemed to have a value of Twenty-Five Cents ($0.25) per share, and the Holdback Shares that are shares of Parent Series B1 Preferred Stock shall be deemed to have a value of One Hundred Dollars ($100) per share.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01   Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

(a)           if to Parent or Merger Sub:

Lenco Mobile Inc.
345 Chapala Street
Santa Barbara, California 93101
Email: thomas.banks@lencomobile.com
Attention:  Chief Financial Officer

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP
12275 El Camino Real, Suite 200
San Diego, California 92130
Facsimile No.:  (858) 509-3691
Attention:  James A. Mercer III
                    Stephen R. LaSala

(b)           if to the Company:

iLoop Mobile, Inc.
25 Metro Drive, Suite 210
San Jose, California 95110
Facsimile No.:  (408) 824-1398
Attention:  Chief Executive Officer

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
1200 Seaport Blvd.
Redwood City, California  94063
Facsimile No.:  (650) 321-2800
Attention:  Brooks Stough

(c)           if to the Stockholders’ Representative:

Shareholder Representative Services LLC
601 Montgomery Street, Suite 2020
San Francisco, California 94111
Attention: Managing Director
Email:  deals@shareholderrep.com
Facsimile No.: (415) 962-4147
Telephone No.: (415) 367-9400

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
1200 Seaport Boulevard
Redwood City, California 94063
Attention: Brooks Stough
Email:  bstough@gunder.com

SECTION 10.02   Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)           “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.

(b)           “beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

(c)            “business day” means any day on which banks are not required or authorized to close in San Francisco, California.

(d)            “knowledge of the Company” or “to the Company’s knowledge” means the actual knowledge of Matthew Harris, James O’Brien, Rick Ballard, Jorgen Larsen and Steven Gray, and any knowledge of the foregoing persons that would be acquired by a reasonable person in discharging the job responsibilities of the offices held by such person at the Company.

(e)            “Liabilities” means debts, liabilities or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise).

(f)             “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(g)            “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

SECTION 10.03   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04   Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except that the Company’s officers and directors prior to the Effective Time are intended beneficiaries under Section 6.10.

SECTION 10.05   Incorporation of Exhibits.  The Company Disclosure Schedule, the Parent Disclosure Schedule, the Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

SECTION 10.06   Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

SECTION 10.07   Governing Law; Forum.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and to be performed solely within such State.  Any judicial proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of Delaware, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each of the parties further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served to it at the address and in the manner set forth in Section 10.01 or as otherwise provided under the laws of the State of Delaware.  This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum.  The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

SECTION 10.08   Time of the Essence.  For purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

SECTION 10.09   Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 10.10   Construction and Interpretation.

(a)           For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           No party to this Agreement shall be considered the draftsman.  The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.

(e)           Except as otherwise indicated, all references (i) to any agreement (including this Agreement), contract or Law are to such agreement, contract or Law as amended, modified, supplemented or replaced from time to time, and (ii) to any Governmental Entity include any successor to that Governmental Entity.

SECTION 10.11   Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

SECTION 10.12   Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.13   Conflict Waiver.  Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates that the Company is the client of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (the “Law Firm”).  After the Closing, it is possible that the Law Firm will represent the Company Stockholders, the Stockholders’ Representative and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with matters related to this Agreement, including, without limitation, matters related to the Holdback Shares and any claims related thereto pursuant to this Agreement.  Parent and the Company hereby agree that Law Firm (or any successor) may represent the Seller Group in the future in connection with matters related to this Agreement and any claims that may be made hereunder pursuant to this Agreement.  The Law Firm (or any successor) may serve as counsel to Seller Group or any director, member, partner, officer, employee, representative, or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.  Each of the parties hereto acknowledges that such consent and waiver is voluntary, has been carefully considered and the parties have consulted with counsel or been advised they should do so in connection with this waiver and consent.

SECTION 10.14   Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.15   Entire Agreement.  This Agreement (including the Exhibits, the Schedules, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.  No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

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IN WITNESS WHEREOF, each of Parent, Merger Sub, the Company and the Stockholders’ Representative has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

LENCO MOBILE INC.

By:	/s/ Michael Levinsohn
Name: Michael Levinsohn
Title: Chief Executive Officer

QLP ACQUISITION CORP

By:	/s/ Michael Levinsohn
Name: Michael Levinsohn
Title: Chief Executive Officer

ILOOP MOBILE, INC.

By:	/s/ Matthew Harris
Name: Matthew Harris
Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholders’ Representative

By:	/s/ Mark B. Vogel
Name: Mark B. Vogel
Title: Managing Director

The following schedules and exhibits are omitted from this filing in accordance with the requirements of Item 601(b)(2) in Regulation S-K:

Schedule 1 – Significant Stockholders
Schedule 2.07 – Company Funded Indebtedness
Schedule 2.08 – Compensation Obligations and Other Company Obligations
Schedule 6.11 – Conversion Schedule
Schedule 7.02(m) – Employees Receiving Retention Bonus Agreements
Schedule 7.02(c) – Required Consents
Exhibit A – Representation Statement
Exhibit B – Purchaser Representative Questionnaire
Exhibit C – Form of Company Counsel Legal Opinion
Exhibit D – Form of Parent Counsel Legal Opinion
Exhibit E – Certificate of Amendment
Exhibit F – Form of Confidentiality and Developments Assignment Agreement

Lenco Mobile Inc. agrees to furnish a copy of any of the omitted schedules or exhibits to the Securities and Exchange Commission upon request.